UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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ALLIS-CHALMERS ENERGY INC.

(Name of Registrant as Specified In Its Charter)

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ALLIS-CHALMERS ENERGY INC.
5075 Westheimer Road, Suite 890
Houston, Texas 77056

April 29, 2010

Dear Stockholders:

On behalf of our Board of Directors, we are pleased to invite you to attend the Annual Meeting of Stockholders of Allis-Chalmers Energy Inc. to be held on Thursday, June 17, 2010 at 9:00 a.m. local time at our offices located in the Galleria Financial Center, 5075 Westheimer Road, Suite 890, Houston, Texas 77056.

I am pleased to tell you that we are taking advantage of the U.S. Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders via the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our annual meeting of stockholders.

On or about May 5, 2010, we mailed to our stockholders a Notice containing instructions on how to access and review our 2010 Proxy Statement and Annual Report and to vote online. If you would like to receive a paper copy of our proxy materials, follow the instructions for requesting these materials in the Notice.

It is important that your shares be represented whether or not you plan to attend the meeting. Your shares may be voted electronically on the Internet or by using a toll-free number. You may also request a proxy card be mailed to you. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish and vote in person.

We hope to see you at the annual meeting.

Sincerely,

Munawar H. Hidayatallah
Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 17, 2010: The Annual Report to Stockholders for the fiscal year ended December 31, 2009 and proxy statement of Allis-Chalmers Energy Inc. are available at www.voteproxy.com.

ALLIS-CHALMERS ENERGY INC.
5075 Westheimer Road, Suite 890
Houston, Texas 77056

NOTICE OF THE 2010
ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, June 17, 2010 at 9:00 a.m. (Houston time)

Place:	Our offices located at 5075 Westheimer Rd., Suite 890, Houston, TX 77056.

Items of Business:	(1) To elect nine (9) directors to serve a one-year term.

(2) To ratify the appointment of UHY LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

(3) To transact such other business as may properly come before the meeting, or any adjournment thereof.

Who Can Vote:	You can vote if you owned shares of our common stock or 7% convertible perpetual preferred stock as of the close of business on April 20, 2010. A list of such stockholders will be open to examination during regular business hours by any stockholder for at least ten days prior to the annual meeting, at our offices located in the Galleria Financial Center, 5075 Westheimer Road, Suite 890, Houston, Texas 77056.

Registration:	Registration will begin at 8:30 a.m. on Thursday, June 17, 2010. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

Munawar H. Hidayatallah
Chairman of the Board and Chief Executive Officer

Houston, Texas
April 29, 2010

YOUR VOTE IS IMPORTANT

We request that you vote your shares as promptly as possible. If you have shares registered in your own name, you may vote your shares in a number of ways:

•	electronically via the Internet at www.voteproxy.com,

•	by telephone, if you are in the U.S. and Canada, by calling 1-800-776-9437, or

•	by requesting a proxy card be mailed to you.

If you hold shares in street name and, therefore, are not a stockholder of record, you will need to follow the specific voting instructions of your broker, bank or other similar institution to vote your shares.

i

ALLIS-CHALMERS ENERGY INC.
5075 Westheimer Road, Suite 890
Houston, Texas 77056

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2010

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

This question and answer section summarizes selected information regarding the annual meeting and voting, but does not contain all of the information that may be important to you. We urge you to read the entire proxy statement carefully.

When and where is the annual meeting?

The 2010 annual meeting of the stockholders of Allis-Chalmers Energy Inc. will be held on Thursday, June 17, 2010, at 9:00 a.m., local time, at our offices located in the Galleria Financial Center, 5075 Westheimer Road, Suite 890, Houston, Texas 77056. Registration will begin at 8:30 a.m. on the date of the meeting.

Why are these proxy materials being made available to me?

Our Board of Directors is soliciting your proxy to be used at the 2010 annual meeting of stockholders. This proxy statement describes matters on which we would like you, as a stockholder, to vote at our annual meeting. It also gives you information on these matters so that you can make informed decisions. You are receiving notice of our annual meeting because our records indicate that you owned shares of our common stock, par value $0.01 per share (“Common Stock”), or shares of our 7% convertible perpetual preferred stock, par value $0.01 per share (“Preferred Stock”), at the close of business on April 20, 2010. Our Board of Directors has chosen April 20, 2010 as the “record date” for the meeting, which is the date used to determine which stockholders will be able to attend and vote at the meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of proxy materials?

The Securities and Exchange Commission has adopted a “Notice and Access” model which permits us to provide proxy materials to our stockholders electronically by posting the proxy materials on a publicly accessible website. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our annual meeting of stockholders. Accordingly, on or about May 5, 2010, we mailed to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2009 via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials.

Who may vote at the meeting?

The Board of Directors has determined that those stockholders who are recorded in our record books as owning our shares as of the close of business on April 20, 2010, are entitled to receive notice of and to vote at the annual meeting of stockholders. As of the record date, there were 72,377,416 shares of our Common Stock issued and outstanding and 36,393 shares of our Preferred Stock issued and outstanding. Subject to certain limitations, our Preferred Stock is convertible into an aggregate of 14,202,146 shares of Common Stock. As described in this proxy statement, our Preferred Stock will vote on an as converted basis together with the Common Stock as a single class, subject to certain limitations.

What am I being asked to vote upon?

You are being asked to approve (i) the election of nine (9) directors to serve a one-year term and (ii) the ratification of our appointment of UHY LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

How many votes do I have?

Each holder of Common Stock on the record date has one vote per share. On each proposal, the shares of Preferred Stock will vote on an as converted basis together with the Common Stock and not as a separate class. However, for purposes of the voting on each proposal, the voting rights in respect of Preferred Stock held by Lime Rock Partners V, L.P., or Lime Rock, the owner of 100% of our Preferred Stock, will be limited such that the votes attributable to Lime Rock’s Preferred Stock will not, when aggregated with the votes attributable to the Common Stock held by Lime Rock and its affiliates, exceed 35% of the total voting power of our stockholders. As a result of this limitation, the Preferred Stock currently has a number of votes equivalent to 8,373,925 shares of Common Stock.

How do I vote in person?

If you plan to attend the annual meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date.

How do I vote by proxy?

Whether or not you intend to attend the meeting, if you are a stockholder of record, you can vote by proxy in three ways:

•	electronically via the Internet at www.voteproxy.com,

•	by telephone, if you are in the U.S. and Canada, by calling 1-800-776-9437, or

•	by requesting a proxy card be mailed to you.

How do I vote shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that your broker or nominee provides to you. Most brokers offer voting by mail, telephone and the Internet.

How many votes are needed to hold the meeting?

At least a majority of our outstanding capital shares eligible to vote (counting our Preferred Stock on an as converted basis, representing an aggregate of 14,202,146 shares of Common Stock for such purposes) must be represented at the annual meeting, either in person or by proxy, in order to transact business. This is called a quorum. Abstentions and broker “non-votes” will be counted for purposes of determining the presence or absence of a quorum.

How many votes will be required to approve each of the proposals?

Provided that a quorum is present at the meeting:

PROPOSAL 1: The nine (9) director nominees who receive the greatest number of votes cast will be elected directors. The Preferred Stock is entitled to vote on Proposal 1 on an as converted basis (subject to the limitation set forth below) with the Common Stock as a single class. Abstentions and broker non-votes will have no effect on the election of directors.

PROPOSAL 2: The ratification of the appointment of UHY LLP as our independent registered public accounting firm will require the affirmative vote of the holders of at least a majority of the stock present or represented by proxy at the annual meeting and entitled to vote thereon. The Preferred Stock is entitled to vote on Proposal 2 on an as converted basis (subject to the limitation set forth below) with the Common Stock as a single class. Abstentions are considered to be votes cast and will have the same effect as a vote against this proposal, but because broker non-votes are not considered to be votes cast, broker non-votes will not have an effect on approval of this proposal.

For purposes of the voting on each proposal, the voting rights in respect of Preferred Stock held by Lime Rock will be limited such that the votes attributable to Lime Rock’s Preferred Stock will not, when aggregated with the votes attributable to the Common Stock held by Lime Rock and its affiliates, exceed 35% of the total voting power of our stockholders. As a result of this limitation, the Preferred Stock currently has a number of votes equivalent to 8,373,925 shares of Common Stock.

What are the Board’s voting recommendations?

Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends a vote:

•	FOR the election of the nine (9) nominees; and

•	FOR the ratification of the appointment of UHY LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Can I change my mind after I vote?

You may change your vote at any time prior to the voting at the meeting by submitting a later dated proxy (including a proxy via the Internet or telephone) or by giving written notice to our Corporate Secretary. You may also attend the annual meeting and vote in person. Your attendance at the annual meeting alone will not revoke your proxy, and in order to do so, you must vote at the meeting.

If you hold shares in street name and, therefore, are not a stockholder of record, you will need to follow the specific voting instructions of your broker, bank or other similar institution to change your vote.

Who will count the votes?

Our transfer agent, American Stock Transfer & Trust Company, will tally the votes, which will be certified by an Inspector of Election.

Who is soliciting my proxy?

Our Board of Directors is soliciting proxies to be voted at the annual meeting.

Who will pay the expenses incurred in connection with the solicitation of my vote?

We pay all costs and expenses related to preparation of these proxy materials and solicitation of your vote. We also pay all annual meeting expenses. In addition to soliciting proxies by mail, we may solicit proxies by telephone, personal contact, and electronic means. None of our directors, officers, or employees will be specially compensated for these activities.

Who can help answer any additional questions?

If you have any questions, including questions regarding the procedures for voting your shares, you should contact:

Allis-Chalmers Energy Inc.
5075 Westheimer Road, Suite 890
Houston, Texas 77056
(713) 369-0550
Attention: Theodore F. Pound III,
General Counsel and Secretary

PROPOSAL 1: ELECTION OF DIRECTORS

Board of Directors.  Our Bylaws provide that our Board of Directors shall consist of not less than three nor more than 15 directors, as determined by our Board of Directors. Currently, our Board of Directors has nine directors. Each of the nominees for election to the Board of Directors is currently a member of our Board of Directors. If elected at the annual meeting, each of the nominees will hold office until the next annual meeting of the stockholders and until his successor has been elected and takes office. Vacancies existing in our Board of Directors may be filled by a majority vote of the remaining directors.

Upon the closing of our acquisition of DLS Drilling, Logistics & Services Corporation, or DLS, in August 2006, we entered into an investors rights agreement which provides, among other things, that the sellers of DLS have the right to designate two nominees for election to our Board of Directors. Pursuant to their rights as set forth in the investors rights agreement, the sellers of DLS have designated Alejandro P. Bulgheroni and Giovanni Dell’ Orto as their nominees to the Board. In accordance with the provisions of the investors rights agreement, the Board appointed Alejandro P. Bulgheroni and Giovanni Dell’ Orto to the Board upon receipt of the nominations.

In May 2009 we entered into an Investment Agreement with Lime Rock which provides, among other things, that Lime Rock has the right to designate nominees for election to our Board of Directors based upon the amount of our Common Stock that Lime Rock and its affiliates beneficially own (counting the Preferred Stock on an as converted basis). In June 2009, we entered into an amendment to the Investment Agreement. Pursuant to the amended agreement, Lime Rock currently has the right to designate four nominees to our Board of Directors. Pursuant to such right, Lime Rock designated Saad Bargach and John T. Reynolds as nominees to the Board and the Board appointed Messrs. Bargach and Reynolds upon receipt of the nominations. Lime Rock has stated that they will designate their two remaining nominees to the Board by July 16, 2010.

Voting.  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. The nine persons receiving the highest number of votes will be elected as directors. The Preferred Stock is entitled to vote for directors on an as converted basis (subject to the limitation described elsewhere in this proxy statement) with the Common Stock as a single class. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as may be nominated by our Board of Directors. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Recommendation; Proxies.  The Board of Directors unanimously recommends that you vote FOR each of the nominees named below. The persons named in the proxy card will vote all shares over which they have discretionary authority FOR the election of the nominees named below. Although our Board of Directors does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed persons will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Nominees for Election for a One-Year Term Expiring at the 2010 Annual Meeting

Name	Age	Director Since

Saad Bargach	52	June 2009
Alejandro P. Bulgheroni	66	August 2006
Giovanni Dell’ Orto	65	June 2009
Victor F. Germack	70	January 2005
James M. Hennessy	61	April 2007
Munawar H. Hidayatallah	65	May 2001
Robert E. Nederlander	77	May 1989
John T. Reynolds	39	June 2009
Zane Tankel	70	February 2007

Set forth below is biographical information for each person nominated.

Saad Bargach was appointed to our Board of Directors in June 2009. Mr. Bargach is a Managing Director at Lime Rock. Prior to joining the firm, Mr. Bargach worked for more than 25 years at Schlumberger Inc. Most recently, he served as the company’s Chief Information Officer and, from July 2004 to March 2006, as President, Well Completions & Productivity Group which included Artificial Lift (REDA), Completions (CAMCO), Testing (FLOPETROL), Subsea and Sand Management Services. During his long career at Schlumberger, Mr. Bargach also served as President of Consulting & Systems Integration for SchlumbergerSema in several European locations; the President of the Drilling & Measurements division with worldwide responsibility for drill bits, directional drilling, measurements-while-drilling, and logging-while-drilling services; and the Cairo-based President, Oilfield Services for Africa and Near East. Mr. Bargach has degrees in both electrical engineering (B.S.) and control systems (M.S.). He is also a member of the Board of the American Productivity and Quality Center and currently serves on the board of directors of Gas2 Limited, an Aberdeen-based oil service technology company, Tiway Oil, a Dubai based oil and gas producing company, Expert Petroleum, a Bucharest based production enhancement company, ITS International Tubular Services, an Aberdeen based oilfield services global company, Omni Oil Technology Holdings Limited, a Dubai based oilfield services technology company and Xtreme Oil Drilling, an Alberta based oil services technology provider.

Alejandro P. Bulgheroni was appointed to our Board of Directors in August 2006. Mr. Bulgheroni has served as the Chairman of the Management Committee of Pan American Energy LLC, an oil and gas company, since November 1997. He also served as the Chairman of Bridas SAPIC from 1988 until 1997. He has served as Vice-Chairman and Executive Vice-President of Bridas Corporation since 1993. He also serves as Chairman, President and CEO of Associated Petroleum Investors Ltd., an international oil and gas holding company, as Chairman and President of Global Oilfield Holdings Ltd., as Chairman of Beusa Energy, Inc. and as President and CEO of Nuevo Manantial S.A and Agroland S.A.. Mr. Bulgheroni is a member of the Petroleum and Gas Argentine Institute and of the Society of Petroleum Engineers (USA), Vice-President of the Argentine Chamber of Hydrocarbons Producers (CEPH), Vice-President of the Argentine-Uruguayan Chamber of Commerce, Counselor of the Argentine Business Council for Sustainable Development (CEADS) and Vice-President of the Educando Foundation (Argentina). Mr. Bulgheroni is a graduate of the University of Buenos Aires with a degree in Industrial Engineering.

Giovanni Dell’ Orto was appointed to our Board of Directors in June 2009. Mr. Dell’ Orto was President and Chief Executive Officer of DLS Drilling, Logistics & Services Corporation (then a subsidiary of Bridas Corporation) from 1994 to August 2006. Following Allis-Chalmers’ purchase of DLS, he served as Vice Chairman of DLS Argentina Limited. He is a member of the Board of Directors and the Executive Committee of Energy Developments and Investments Corporation (EDIC), supervising EDIC’s gas marketing activities in Europe and other upstream projects in North Africa. He is also a non-executive member of the Board of Directors of Gas Plus Spa, an Italian company listed on the Milan Stock Exchange. Prior to joining Bridas and DLS in 1994, he worked for 23 years with ENI in Italy, holding various positions. Mr. Dell’ Orto has also served as the Chairman and CEO of Saipem and is a former member of the Board of Directors of ENI, Agip and Snam.

Victor F. Germack was appointed to our Board of Directors in January 2005. Mr. Germack has served since 1980 as President of Heritage Capital Corp., a company engaged in investment banking services. In addition,

Mr. Germack formed, and since 2002 has been President of, RateFinancials Inc., a company that analyzes and ranks the financial reporting of U.S. public companies.

James M. Hennessy was appointed to our Board of Directors in April 2007. Mr. Hennessy served as President and Chief Executive Officer of ING Funds, a United States mutual fund business of ING Group, from 2001 through 2006. While with ING Funds, Mr. Hennessy oversaw approximately 216 mutual funds with an aggregate of approximately $92 billion in assets under management. From 2003 through 2007, Mr. Hennessy also served on the board of governors of the Investment Company Institute, which is the national trade association for the mutual fund industry, representing most of the industry’s assets. Mr. Hennessy is currently on the board of directors of Natural Lighting Company and Munder Capital Holdings, LLC and is a member of the advisory board of the law, science and technology LLM program of Arizona State University Law School. In addition, Mr. Hennessy has a law degree from New York University.

Munawar H. Hidayatallah has served as our Chairman of the Board and Chief Executive Officer since May 2001, and was President from May 2001 through February 2003. Mr. Hidayatallah was Chief Executive Officer of OilQuip Rentals, Inc., from its formation in February 2000 until it merged with us in May 2001. From December 1994 until August 1999, Mr. Hidayatallah was the Chief Financial Officer and a director of IRI International, Inc., which was acquired by National Oilwell, Inc. in early 2000. IRI International, Inc. manufactured, sold and rented oilfield equipment to the oilfield and natural gas exploration and production sectors. From August 1999 until February 2001, Mr. Hidayatallah worked as a consultant to IRI International, Inc. and Riddell Sports Inc.

Robert E. Nederlander has served on our Board of Directors since May 1989. Mr. Nederlander served as our Chairman of the Board of Directors from May 1989 to 1993, and as our Vice Chairman of the Board of Directors from 1993 to 1996. Mr. Nederlander was a Director of Cendant Corp. from December 1997 and Chairman of the Corporate Governance Committee of Cendant Corp. from 2002 until he resigned in 2006 when he became a director of Realogy Corporation, a public company which was a spinoff from Cendant Corp. Mr. Nederlander resigned as a director of Realogy Corporation on April 10, 2007, when the company was sold. Mr. Nederlander was a director of HFS, Inc. from July 1995 to December 1997. Since November 1981, Mr. Nederlander has been President and/or Director of the Nederlander Organization, Inc., owner and operator of legitimate theaters in New York City. Since December 1998, Mr. Nederlander has been a managing partner of the Nederlander Company, LLC, operator of legitimate theaters outside New York City. Mr. Nederlander was Chairman of the board of directors of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 to September 2003 and was the Chief Executive Officer of such corporation from 1988 through April 1, 1993. Mr. Nederlander has been a limited partner and a director of the New York Yankees since 1973. Mr. Nederlander has been President of Nederlander Television and Film Productions, Inc. since October 1985. In addition, Mr. Nederlander was Chairman of the Board and Chief Executive Officer of Mego Financial Corp. from January 1988 to January 2002, when he sold his stock interest and resigned. Mego Financial Corp. filed a voluntary petition under Chapter 11 of the U.S. federal bankruptcy code in July 2003. The voluntary petition was dismissed by the bankruptcy court in 2006.

John T. Reynolds was appointed to our Board of Directors in June 2009. Mr. Reynolds co-founded Lime Rock in 1998 and is currently a Managing Director of Lime Rock. Mr. Reynolds remains an active member of the Lime Rock investment team, investigating and executing primarily energy service investment opportunities worldwide. Prior to co-founding Lime Rock, Mr. Reynolds worked at Goldman Sachs where he spent six years in the Investment Research Department and had senior analyst responsibility for global oil service sector research and was one of the top-rated analysts in the sector. He currently serves on the Board of Directors of Tesco Corporation, EnerMech, Ltd., Revelation Energy Holdings, LLC, Omni Oil Technology Holdings Limited and VEDCO Holdings, Inc. He previously served on the Board of Directors of Hercules Offshore, Inc., Eastern Drilling ASA, IPEC, Ltd., Noble Rochford Drilling, Ltd., Patriot Drilling, Roxar ASA, Sensa, Ltd., and Torch Offshore Inc. Mr. Reynolds is a graduate of Bucknell University where he received his B.A.

Zane Tankel was appointed to our Board of Directors in February 2007. Mr. Tankel is currently Chief Executive Officer of Apple-Metro, Inc., the New York Metropolitan Area franchisee for Applebee’s Neighborhood Grill & Bar, and has been the Chairman of the Board of Apple-Metro, Inc. and Chevys Fresh Mex Restaurants since 1994. Mr. Tankel also serves as a member of the Board of Directors of Mortons Restaurant Group, Inc., Caribbean Restaurant LLC and Perkins & Marie Callender’s Inc., where he also serves on the Audit Committee.

Mr. Tankel has also served as Chairman of the Board of the Metro Chapter of the Young Presidents Organization and was a founder of the advisory board for the Boys and Girls Choir of Harlem. Mr. Tankel is a graduate of the University of Pennsylvania’s Wharton School of Business.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meeting Attendance

During the fiscal year ended December 31, 2009, our Board of Directors held 14 meetings. Our Board of Directors currently has four standing committees: the Audit Committee, the Corporate Governance and Nominating Committee, the Compensation Committee and the Finance Committee. Each committee has a written charter. All such charters are available on our website (www.alchenergy.com) and we will provide a copy free of charge to any stockholder who requests it.

The Audit Committee met 11 times, the Compensation Committee met six times, the Corporate Governance and Nominating Committee met once and the Finance Committee met three times during 2009. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which he served during 2009, except Saad Bargach who attended one out of the three Finance Committee meetings held last year.

Although we do not have a formal policy regarding director attendance at the annual stockholders’ meeting, they are encouraged to attend such meetings. All of our directors attended the 2009 annual meeting except for Alejandro Bulgheroni.

Audit Committee

The Audit Committee currently consists of four directors, Mr. Germack, who serves as Chairman, and Messrs. Hennessy, Nederlander and Reynolds. All of our Audit Committee members are “independent” under the applicable New York Stock Exchange, or NYSE, and Securities and Exchange Commission, or SEC, rules regarding audit committee membership. Our Board of Directors has determined that Mr. Germack qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee.

The Audit Committee assists our Board of Directors in fulfilling its oversight responsibility by overseeing and evaluating (i) the conduct of our accounting and financial reporting process and the integrity of our financial statements; (ii) the functioning of our systems of internal accounting and financial controls; (iii) the performance and independence of our internal audit function and (iv) the engagement, compensation, performance, qualifications and independence of our independent auditors.

The independent auditors have unrestricted access and report directly to the Audit Committee. The Audit Committee meets privately with, and has unrestricted access to, the independent auditors and all of our personnel.

Compensation Committee

The Compensation Committee currently consists of Mr. Tankel, who serves as Chairman, and Messrs. Bargach and Germack, all of whom are independent under the applicable NYSE and SEC rules. The Compensation Committee formulates and oversees the execution of our compensation strategies, including making recommendations to our Board of Directors with respect to compensation arrangements for senior management, directors and other key employees. The Compensation Committee also administers our 2003 Incentive Stock Plan and our 2006 Incentive Plan.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Mr. Nederlander, as Chairman, and Messrs. Tankel and Hennessy, all of whom are independent under the applicable NYSE and SEC rules. The Corporate Governance and Nominating Committee identifies and evaluates candidates for election as directors, nominates the slate of directors for election by the Company’s stockholders and develops and recommends the Company’s corporate governance principles to the full Board.

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, stockholders and other persons. Our Corporate Governance and Nominating Committee has not adopted any specific minimum qualifications for director candidates. The Corporate Governance and Nominating Committee will consider, among other things, a potential director nominee’s ability to satisfy the need, if any, for any required expertise on the Board of Directors or one of its committees. Historically, our directors have been nominated by our chief executive officer or have come to the attention of our Corporate Governance and Nominating Committee through third parties who have board nomination rights. Currently, pursuant to the investors rights agreement that we entered into in connection with the DLS acquisition, the DLS sellers have the right to designate two nominees for election to our Board of Directors and pursuant to the investment agreement we entered into with Lime Rock, Lime Rock has the right to designate up to four people to serve on our Board of Directors, and have designated two directors at this time.

Finance Committee

In June 2009, in connection with the closing of our transactions with Lime Rock, we established the Finance Committee. The Finance Committee currently consists of Mr. Bulgheroni, as Chairman, and Messrs. Bargach, Hennessy, Hidayatallah and Reynolds. The Finance Committee reviews and makes non-binding recommendations to the Board of Directors regarding: (1) acquisitions of assets or voting securities for consideration in excess of $20,000,000; (2) mergers or change of control transactions; (3) our liquidation, dissolution or reorganization; (4) the sale or other disposition of all or substantially all of our assets; (5) offerings or sales of voting equity securities for cash in an aggregate amount in excess of $20,000,000, other than issuances of securities upon conversion of convertible securities then outstanding or pursuant to option and other incentive compensation plans; and (6) material capital expenditures in excess of our capital expenditure budget.

Director Nominations

We do not have a formal procedure pursuant to which stockholders may recommend nominees to our Board of Directors or Corporate Governance and Nominating Committee, and the Board of Directors believes that the lack of a formal procedure will not hinder the consideration of qualified nominees. Nominations made by a stockholder must be made by giving notice in writing to our Secretary on or before March 1, 2011. Any such stockholder nominations must be accompanied by all information relating to such person that is required under the federal securities laws, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director on our Board of Directors if elected. The nominating stockholder must also submit the name, age, business address and residence of the person the stockholder wishes to nominate; the principal occupation or employment of the person; the relevant biographical information of the person; and the number of shares of our Common Stock beneficially owned by the person. The nominating stockholder must also submit such stockholder’s name and address and the number of shares beneficially owned by such stockholder.

Each of the nine director nominees set forth in this proxy statement is a current director standing for re-election.

CORPORATE GOVERNANCE

Corporate Governance Principles

We are committed to adhering to sound principles of corporate governance. A copy of our Corporate Governance Principles is available on our website (www.alchenergy.com) and we will also provide a copy free of charge to any stockholder who requests it.

Director Independence

Under rules adopted by the New York Stock Exchange, no member of the Board of Directors qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. The Board considers all relevant facts and circumstances in making a determination of independence. In its determination of independence, the Board of Directors reviews and considers all relationships and transactions between each director, his or her family members or any business, charity or other entity in which the director has an interest, on the one hand, and us, our affiliates or entities in which a member of our senior management has an interest, on the other. As a result of its independence reviews, the Board of Directors has affirmatively determined that Messrs. Bargach, Hennessy, Germack, Nederlander, Reynolds and Tankel are “independent” as that term is defined under the corporate governance rules of the New York Stock Exchange and applicable rules of the Securities and Exchange Commission. In making its determination, the Board has taken into account Messrs. Bargach and Reynold’s affiliation with Lime Rock, which owns a majority stake in GES Global Energy, a company in which we have purchased two drilling rigs, as disclosed under “Certain Relationships and Related Party Transactions”. The Board also took in consideration the various management positions Messrs. Bargach and Reynolds hold with entities affiliated with Lime Rock.

Executive Sessions

Our Board of Directors holds regular executive sessions in which non-management Board members meet without any members of management present. Currently, James M. Hennessy presides over executive sessions of the Board. Additionally, our independent directors meet at least once a year without members of management or non-independent directors present.

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate with the Board of Directors, the non-management directors or any individual director, including the presiding director, should send any communication to Corporate Secretary, Allis-Chalmers Energy Inc., 5075 Westheimer, Suite 890, Houston, Texas 77056. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Corporate Secretary will forward such communication to the director or directors to whom the communication is directed, unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the Board of Directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive, or is otherwise not appropriate for delivery to directors.

Board Leadership Structure

The Board of Directors does not have a policy on whether the same person should serve as both the chief executive officer and chairman of the board, and if they are separate, whether the chairman should be selected from the non-employee directors. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the Company at that time. The Board currently combines the role of chairman of the board with the role of chief executive officer, coupled with a lead independent director position. The Board believes this provides an efficient and effective leadership structure for the Company. The Board believes that having Mr. Hidayatallah serve as both our chief executive officer and chairman of the board helps to foster open and timely communication between the Board and management and the Board also believes that Mr. Hidayatallah is in the best position to provide strategic leadership to the Board based on his knowledge of the Company, our industry, our competitors, and our customers. Additionally, the Board believes that Mr. Hidayatallah has established a culture of accountability and transparency at the Company which helps to ensure that management is working in the best interests of stockholders. However, no single leadership model is right for all companies and at all times. The Board recognizes that depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

The Board of Directors has elected a lead director from among the independent directors. The lead independent director is currently Mr. Hennessy. The chairman and chief executive officer consults regularly with the lead independent director on Board matters and on issues facing the Company. In addition, the lead independent director serves as the principal liaison between the chairman of the board and the independent directors and presides at the executive sessions of non-management directors.

Risk Oversight

It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the Company. The Board of Directors has delegated to the Audit Committee the responsibility to discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. The Audit Committee reports as appropriate to the full Board. Each operational division head is responsible to report risks related to each segment to the chief executive officer. In addition, in each quarterly operational meeting, risks related to each segment are reviewed. The chief executive officer shall discuss the Company’s risks and provide a risk assessment report to the Audit Committee each quarter. This report shall identify the material business risks (including strategic, operational, financial reporting and compliance risks) for the Company as a whole, as well as for each business unit.

Board Diversity

The Board does not have a formal policy requiring the Corporate Governance and Nominating Committee to consider the diversity of directors in its nomination process. However, the Corporate Governance and Nominating Committee seeks to have a slate of candidates for election that represents a diverse set of views, experiences, and backgrounds. Additionally, the Corporate Governance and Nominating Committee considers as one factor in its selection of directors the diversity of the Board as it relates to race, gender, and national origin.

Director Qualifications

All of our Board members are currently serving or have served as members of senior management and/or directors of other public and private companies. In addition, certain Board members have extensive academic and other industry expertise. All of our directors have demonstrated leadership within their field. Set forth below is a summary of the key qualifications for each of the directors.

Mr. Bargach — Substantial experience in the oilfield services industry with over 25 years experience at Schlumberger in several senior management positions, including Chief Information Officer and President of several divisions. Mr. Bargach provides the Board with international expertise as many of his positions at Schlumberger involved international responsibilities, including managing the oilfield services division in Africa and the Near East. Mr. Bargach has also gained significant experience as Managing Director of Lime Rock, which primarily invests in the energy service market, and serves on several other company boards, including Omni Oil Technology Holdings Limited, Gas2 Limited and Tiway Oil.

Mr. Bulgheroni — Extensive experience in the oil and gas industry where he is serving or has served in such positions as Chairman, President and Chief Executive Officer of several key oil and gas companies in South America, including Pan American Energy LLC and Bridas Corporation. Mr. Bulgheroni has demonstrated tremendous business leadership and has invaluable experience and insight into the issues, trends and opportunities in the oil and gas industry, especially in South America, where our company has major operations.

Mr. Dell’ Orto — Substantial experience in the oil and gas industry in several executive positions, including President and CEO of DLS Drilling, Logistics & Services Corporation. Mr. Dell’ Orto has significant international oil and gas experience, including as a member of the board of directors of Energy Developments and Investments Corporation (EDIC) and Gas Plus Spa, an Italy based natural gas company listed on the Milan Stock Exchange, and as a former member of the board of directors of several other oil and gas companies with international operations, such as ENI, Agip and Snam.

Mr. Germack — Substantial knowledge of accounting and financial reporting requirements as the founder of RateFinancials Inc., a company which analyzes and rates the quality of earnings, accounting and financial reporting of US and foreign public companies and through his experience as President of Heritage Capital, a middle market investment bank and service at PricewaterhouseCoopers. Mr. Germack also has a graduate degree from the Harvard Business School.

Mr. Hennessy — Significant business and leadership experience as a result of many years serving as President and CEO of ING Funds, a major mutual fund company. Mr. Hennessy serves on the boards of two private companies, including being the chairman of the audit committee for one of the companies, and has experience as a corporate lawyer working with public companies focusing on public reporting, mergers and acquisitions and general corporate matters.

Mr. Hidayatallah — Substantial experience in the oilfield services industry and invaluable knowledge and insight of the Company as he has served as our Chairman and Chief Executive Officer since its formation as an oilfield services company in 2001. Mr. Hidayatallah also served as Chief Financial Officer and as a director of IRI International, Inc., a company involved with the manufacture, sale and rental of oilfield services equipment.

Mr. Nederlander — Significant business and leadership skills working with his companies Nederlander Organization, Inc., Nederlander Company, LLC and Nederlander Television and as CEO of Varsity Brands Inc. (formerly Riddell Sports Inc.) and Mego Financial Corp. Mr. Nederlander has also served on several public company boards and has significant knowledge of the Company as he has served on the board of Allis-Chalmers since 1989.

Mr. Reynolds— Significant financial and industry experience working at Goldman Sachs with a focus on the global oil service sector and as a co-founder and current Managing Partner of Lime Rock, which primarily invests in the energy service market. Mr. Reynolds also has extensive board experience in the energy sector, including with such companies as Tesco Corporation, Omni Oil Technology Holdings Limited, Hercules Offshore, Inc., where he also served as Chairman of the Board, Torch Offshore Inc. and Patriot Drilling.

Mr. Tankel — Substantial business and leadership skills as the CEO and Chairman of the Board of Apple-Metro, Inc. and Chairman of the Board of Chevys Fresh Mex Restaurants. Mr. Tankel also has significant public company board experience as a member of the board of directors of Mortons Restaurant Group, Inc. and as a member of the board and audit committee of Perkins & Marie Callender’s Inc. Mr. Tankel’s board experience also includes service as the chairman of the board of the Metro Chapter of the Young Presidents Organization and as founder of the advisory board for the Boys and Girls Choir of Harlem.

PROPOSAL 2: RATIFICATION OF UHY LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected UHY LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2010 and is requesting ratification of such appointment by the stockholders. UHY LLP has acted as our independent public accountants and audited our financial statements since 2006.

The Audit Committee chose UHY LLP to act as our independent public accountants because the Audit Committee believes that UHY LLP has significant resources and significant expertise in the oil and gas service industry. Representatives of UHY LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions. UHY LLP has represented to us that it is independent with respect to the Company within the meaning of the published rules and regulations of the SEC.

Voting.  The ratification of the appointment of UHY LLP as independent accountants will require the affirmative vote of the holders of at least a majority of the stock present or represented by proxy at the annual meeting and entitled to vote thereon. The Preferred Stock is entitled to vote on this proposal on an as converted basis (subject to the limitation set forth elsewhere in this proxy statement) with the Common Stock as a single class. Abstentions are considered to be votes cast and will have the same effect as a vote against this proposal, but because broker non-votes are not considered to be votes cast, broker non-votes will not have an effect on approval of this proposal.

Recommendation; Proxies.  The Board of Directors unanimously recommends that you vote FOR the ratification of UHY LLP as our independent registered public accounting firm. The persons named in the proxy card will vote all shares over which they have discretionary authority FOR the ratification of UHY LLP as independent registered public accounting firm.

Principal Accountant Fees and Services

The following table shows the aggregate fees for professional services rendered by UHY LLP during the years ended December 31, 2009 and 2008.

	Fiscal Year
Fee Category	2009	2008

Audit Fees(1)	$863,096	$943,459
Audit Related Fees(2)	20,026	189,621
Tax Fees	—	—
All Other Fees	—	—

	$883,122	$1,133,080

(1)	Includes fees and out-of-pocket charges paid for audit of our annual financial statements and reviews of the related quarterly financial statements.

(2)	Includes fees paid for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include accounting and reporting consultations.

UHY LLP leases all its personnel, who work under the control of UHY LLP partners, from wholly-owned subsidiaries of UHY Advisors, Inc. in an alternative practice structure.

Pre-Approval Policies and Procedures

We have adopted a policy that the Audit Committee must approve in advance all audit and non-audit services provided by our independent accountants. All of the audit and audit-related services, and the fees therefor, provided by UHY LLP in 2009 and 2008 were pre-approved by the Audit Committee.

Report of the Audit Committee of the Board of Directors

The Audit Committee is responsible for overseeing our financial reporting process, reviewing the financial information that will be provided to stockholders and others, monitoring internal accounting controls, selecting our independent auditors and providing to our Board of Directors such additional information and materials as we may deem necessary to make our Board of Directors aware of significant financial matters. We operate under a written Audit Committee charter.

We have reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2009 with management and UHY LLP, our independent auditor for the fiscal year ended December 31, 2009. In addition, we have discussed with UHY LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). We also have received the written disclosures and the letter from UHY LLP, as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we have discussed the independence of UHY LLP with that firm.

We, the members of the Audit Committee, are not professionally engaged in the practice of auditing or accounting nor are we experts in the fields of accounting or auditing, including determination of auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine whether management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, or that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America.

Based upon the discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009.

Audit Committee of the Board of Directors

Victor F. Germack, Chairman
James M. Hennessy
Robert E. Nederlander
John T. Reynolds

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of each of our executive officers, all of whom serve at the request of our Board of Directors and are subject to annual appointment by the Board of Directors:

Name	Age	Position

Munawar H. Hidayatallah	65	Chairman and Chief Executive Officer
Victor M. Perez	57	Chief Financial Officer
Carlos Etcheverry	45	Senior Vice President — Drilling and Completion
Terrence P. Keane	58	Senior Vice President — Oilfield Services
Mark C. Patterson	51	Senior Vice President — Rental Services
Theodore F. Pound III	55	General Counsel and Secretary
Bruce Sauers	46	Vice President and Chief Accounting Officer

Munawar H. Hidayatallah has served as our Chairman of the Board and Chief Executive Officer since May 2001, and was President from May 2001 through February 2003. Mr. Hidayatallah was Chief Executive Officer of OilQuip Rentals, Inc. from its formation in February 2000 until it merged with us in May 2001. From December 1994 until August 1999, Mr. Hidayatallah was the Chief Financial Officer and a director of IRI International, Inc., which was acquired by National Oilwell, Inc. in early 2000. IRI International, Inc. manufactured, sold and rented oilfield equipment to the oilfield and natural gas exploration and production sectors. From August 1999 until February 2001, Mr. Hidayatallah worked as a consultant to IRI International, Inc. and Riddell Sports Inc.

Victor M. Perez became our Chief Financial Officer in August 2004. From July 2003 to July 2004, Mr. Perez was a private consultant engaged in corporate and international finance advisory. From February 1995 to June 2003, Mr. Perez was Vice President and Chief Financial Officer of Trico Marine Services, Inc., a marine transportation company serving the offshore energy industry. Trico Marine Services, Inc. filed a petition under the federal bankruptcy laws in December 2004. Mr. Perez was Vice President of Corporate Finance with Offshore Pipelines, Inc., an oilfield marine construction company, from October 1990 to January 1995, when that company merged with a subsidiary of McDermott International. Mr. Perez also has 15 years of experience in international energy banking.

Carlos Etcheverry was appointed Senior Vice President — Drilling and Completion in April 2010. Prior to such time, Mr. Etcheverry was employed with San Antonio International as Chief Executive Officer from August 2007 to May 2008 and as Chief Operating Officer from May 2008 to his present appointment. Mr. Etcheverry also worked with Pride International’s E&P Services group serving as the Business Development Manager from June 2002 through June 2003, General Manager — Argentina and Bolivia from July 2003 through December 2003, Vice President — Latin America South from January 2004 through January 2005 — Vice President E&P Services in February 2005 and as President of San Antonio in January 2006. Prior to joining Pride, Mr. Etcheverry worked with Halliburton Company for over ten years with a focus in Latin America, where his latest positions included being Country Manager in Argentina from February 2001 through May 2002 and Business Development Manager from January 2000 through January 2001.

Terrence P. Keane became Senior Vice President — Oilfield Services in January 2008. Prior to his promotion, Mr. Keane served as President and Chief Executive Officer of AirComp LLC since its formation on July 1, 2003. In addition, Mr. Keane served as a consultant to M-I in the area of compressed air drilling from July 2002 until June 2003. From March 1999 until June 2002, Mr. Keane served as Vice President and General Manager — Exploration, Production and Processing Services for Gas Technology Institute where Mr. Keane was responsible for all sales, marketing, operations and research and development in the exploration, production and processing business unit. For 15 years prior to joining the Gas Technology Institute, Mr. Keane held various positions with Smith International, Inc., Houston, Texas, most recently in the position of Vice President Worldwide Operations and Sales for Smith Tool.

Mark C. Patterson is Senior Vice President — Rental Services and President of Allis-Chalmers Rental Services LLC. Prior to such time Mr. Patterson served as Executive Vice President of Sales and Business Development for Allis-Chalmers Rental Services LLC, organizing, managing and coordinating the sales effort for the company. Mr. Patterson also previously worked with Oil & Gas Rental Services, Inc. since August 1989 and has over 18 years experience in the rental service business and over 27 years experience in the oil and gas service sector of the oil and gas industry. While with Oil & Gas Rental Services, Inc., Mr. Patterson served as Vice President of Sales in Houston, managing the Houston sales and marketing effort until Dec. 18, 2006.

Theodore F. Pound III became our General Counsel in October 2004 and was elected Secretary in January 2005. For ten years prior to joining us, he practiced law with the law firm of Wilson, Cribbs & Goren, P.C., Houston, Texas. Mr. Pound has practiced law for more than 29 years. Mr. Pound has represented us and managed each of our acquisitions beginning in 2001.

Bruce Sauers has served as our Vice President and Chief Accounting Officer since July 2005. From January 2005 until July 2005, Mr. Sauers was Controller of Blast Energy Inc., an oilfield services company. From June 2004 until January 2005, Mr. Sauers worked as a financial consultant. From July 2003 until June 2004, Mr. Sauers served as controller for HMT, Inc., an above ground storage tank company. From February 2003 until July 2003, Mr. Sauers served as assistant controller at Todco, an offshore drilling contractor. Mr. Sauers has served in a financial management role for approximately 20 years.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following section is intended to help our stockholders understand our executive compensation philosophy, objectives and policies and it is also intended to provide context for the compensation information (set forth in detail in the compensation tables and narrative discussion below) for the following persons, who are our “named executive officers” as defined by the SEC, for the fiscal year ended December 31, 2009:

•	Munawar H. Hidayatallah — Chairman and Chief Executive Officer

•	Victor M. Perez — Chief Financial Officer

•	David K. Bryan — President and CEO of Allis-Chalmers Directional Drilling Services LLC

•	Terrence P. Keane — Senior Vice President — Oilfield Services

•	Mark C. Patterson — Senior Vice President — Rental Services

•	Theodore F. Pound — General Counsel and Secretary

Executive Compensation Philosophy

It is critical to our long-term success and growth that our business is managed by highly capable leaders with the experience and dedication to oversee a growing and changing organization. To achieve this objective, our compensation philosophy is to recruit, retain and motivate talented and effective employees. We focus on traditional compensation principles that are geared to both our short-term and long-term performance. We adhere to the following compensation principles which influence the design and administration of our executive compensation program:

•	Compensation decisions should reflect our size and growth strategy — We make compensation decisions that reflect our size and growth.

•	Total compensation should reflect performance — Our compensation program provides incentives that reward executives for achieving short-term as well as long-term financial and operational goals. Our total compensation program is managed so that a significant amount of executive compensation is considered at risk, and conditioned on performance.

•	Compensation levels must be competitive — Demand for qualified executive talent in our industry is high, while the supply for this talent is limited. The level of base salaries, short-term incentive opportunities, and long-term incentive opportunities established for our named executive officers are intended to provide a total target compensation opportunity in the range of the market median for executives in comparable positions and markets in which we compete for talent.

•	Executive interests should be aligned with those of our stockholders — The value of our executive compensation programs should generally vary as our stockholders interests increase or decrease in value. Through the use of performance related annual incentives, stock option grants, and restricted stock grants, we attempt to align the long-term interests of our executives with those of our stockholders by linking a portion of executive compensation to our long-term financial performance.

•	Compensation programs should motivate executives to stay with us over the long-term — In addition to providing compensation that is competitive with the market, we attempt to provide incentive for our executives to stay with the company. We use stock options, time vested restricted stock, and performance based equity awards in our compensation program, providing retention incentives for our executives to stay with us.

Compensation Program Objectives

The following chart shows each element of our compensation program, the form in which the element is delivered to the executive, its objective, and any performance metric tied to each element.

Element	Form of Compensation	Objectives

Base Pay	Fixed Cash	Recognize role, responsibilities and experience consistent with market for comparable positions
Annual Bonus	Variable Cash	Reward operating results and to provide a strong motivational tool to achieve earnings guidance and other related pre-established objectives
Long-Term Incentive	Stock Options, Restricted Stock and Performance Based Equity Awards — Outcomes at vesting are variable as well as grant levels	Create strong financial incentive for achieving long-term performance and encourage a significant equity stake in our company
Health, Life, Retirement Savings and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement, health, life insurance and disability plans	Plans are part of the broad-based benefits program offered to our employees
Executive Benefits and Perquisites	Auto allowance for our named executive officers and furnished apartment in Houston for our CEO	Provide competitive benefits to round out a complete compensation package

Additional discussion of each element of our compensation is provided below along with specific 2009 decisions made by the Compensation Committee regarding each element.

Pay for Performance Strategy

Each element of our compensation program described above, in both their fixed and variable nature, are intended to make up our total pay for performance strategy.

•	The fixed elements are intended to provide the foundation of compensation paid to our executives. Such elements recognize the individual’s role in the company and are reflective of experience level.

•	The variable compensation elements of the annual bonus focus on our earnings per share or earnings before interest, tax, depreciation and amortization (EBITDA) as well as the executive’s individual responsibilities and performance outcomes.

•	Long-term compensation creates a direct link between the executive’s potential for capital accumulation and stockholder return.

Role of Compensation Committee

Executive officer compensation is administered by the Compensation Committee of our Board of Directors, which is composed of three non-employee directors who satisfy the independence requirements of the New York Stock Exchange. Our Board of Directors appoints the members of the Compensation Committee, and delegates to the Compensation Committee the responsibility for, among other matters:

•	evaluating and approving our overall compensation programs;

•	annually reviewing the performance of and setting the compensation (i.e., salary, incentive awards, and all other elements) for our chief executive officer;

•	annually reviewing the performance of and recommending the compensation for the other executive officers; and

•	reviewing and approving annual goals and mechanics along with administering our annual incentive and equity compensation plans and programs.

Compensation Governance

Each year the compensation paid to our chief executive officer is reviewed and recommended by the Compensation Committee and approved by the Board of Directors. The compensation awarded to our other named executive officers is proposed by the CEO, reviewed by the Compensation Committee and then recommended to the Board of Directors for final approval.

Our Board of Directors approves the compensation plans which govern our various direct compensation programs and elements. The table below outlines the governance of those programs.

Reviewed and
	Compensation		Recommended
	Element	Plan/Governance	By:	Approved By:

CEO	Base Salary Annual Bonus Long-Term Incentives	Employment Agreement Employment Agreement* 2003 Incentive Stock Plan 2006 Incentive Plan	Compensation Committee	Board of Directors

Named Executive Officers	Base Salary Annual Bonus Long-Term Incentives	Employment Agreements Employment Agreements* 2003 Incentive Stock Plan 2006 Incentive Plan	CEO & Compensation Committee	Board of Directors

*	For 2010, each named executive officer will be eligible for an annual bonus under a new annual cash incentive program adopted by the Board of Directors in March 2010 as more fully described below under “Annual Incentive Compensation”.

Role of Compensation Consultants

Pursuant to its charter, the Compensation Committee is authorized to retain any compensation consultants or other advisors as it deems appropriate to assist in compensation matters. The Compensation Committee has the sole authority to hire and fire our compensation consultant. Beginning in 2009, the Compensation Committee engaged Pearl Meyer & Partners (PM&P) to serve as its independent advisor. PM&P was retained by the Compensation Committee to provide advice, research and analytical services on a variety of compensation related subjects. PM&P did not perform any services for management and when it was necessary for PM&P to work collaboratively with management it was at the direction and with the consent of the Committee.

In 2009, PM&P conducted an executive compensation review which analyzed and compared our compensation levels to that of our peer group and the drilling and oilfield services industry. This review served as a guide to the Compensation Committee in reviewing the current pay levels of our named executive officers. The Committee’s strategy is to keep total pay packages near the median of the market and PM&P’s review served as a tool to assess the competitiveness of our compensation. During the fourth quarter of 2009 and into the first quarter of 2010 PM&P also assisted the Compensation Committee in designing a new long-term incentive program. Details of our new long-term incentive program are described in the section entitled “Long-Term Incentive Compensation”.

Role of Our Executive Officers in Establishing Compensation

Mr. Hidayatallah, our chief executive officer, is actively involved in the compensation process and works closely with the Compensation Committee providing his assessment and recommendations on the competitiveness of our programs, any performance issues and challenges, and makes recommendations for consideration pertaining to the management team, which includes their individual compensation levels. The Committee takes these recommendations into consideration and either approves them or works with the chief executive officer to develop suitable solutions. In developing compensation recommendations, Mr. Hidayatallah has relied on his many years of experience serving as an executive officer in the oilfield service industry as well as publicly available information for comparable compensation guidance. No other executive officer assumes an active role in the evaluation, design or administration of our executive officer compensation programs. Mr. Hidayatallah participates in Committee meetings relating to the compensation of our other executive officers. Mr. Hidayatallah does not attend Compensation Committee meetings that pertain to himself. The Committee also meets in executive session, independently of the chief executive officer and other members of senior management to review not only the CEO’s compensation but those of all named executive officers and other key employees.

Benchmarking

The Compensation Committee analyzes the compensation practices of a group of our peer companies, consisting of other publicly-traded energy services companies within a range of market cap and revenue size. Additionally, the Compensation Committee considers the best practices in compensation policies from other companies and does not structure our compensation on market data alone. The Committee, historically, has used peer group information and other market data only as a general guideline for its deliberations.

In 2009, the Compensation Committee reviewed the companies within our peer group. Composition of the peer group is based upon a combination of the following factors: (1) companies that are competitors; (2) companies that compete for our specialized talent; (3) companies that may experience similar market cycles; (4) companies that may be tracked similarly by analysts; and (5) companies that have generally comparable market cap and/or revenue. These factors as well as the individual peer group companies are periodically reviewed and may change over time as needed. Our current peer group consists of the following companies:

•	Basic Energy Services, Inc.

•	Complete Production Services

•	Key Energy Services Inc.

•	Newpark Resources, Inc.

•	Oil States Intl. Inc.

•	Parker Drilling Co.

•	Pioneer Drilling Co.

•	RPC Inc.

•	Superior Energy Services Inc.

•	Superior Well Services Inc.

•	Tesco Corp.

•	Tetra Technologies Inc.

PM&P used this group of companies to collect and analyze executive compensation data. Industry specific compensation surveys were also used to collect pertinent data. The Committee believes that combining or blending peer proxy data with that of broader drilling and energy services surveys provides a complete look at our competitive market. The blended proxy and survey data is what we refer to throughout this discussion as “market.”

Components of Executive Compensation

Our executive compensation program consists of the following components: base salary, annual bonus, long-term incentives, perquisites and benefits.

Base Salary

Competitive base salaries are designed to attract and retain employees by providing them with a stable source of income. In addition, base salaries for our executive officers are designed to compensate the executive for the experience, education, personal qualities and other qualifications of that individual that are essential for the specific role of such executive, while remaining competitive with the market. This market consists of both the oilfield services industry and other service-based industries. We have historically set pay at levels that reflect the qualifications of the individuals and their competing opportunities in the market. Our annual incentive compensation is expressed as a percentage of base salaries.

Base salaries are generally reviewed on an annual basis. In addition to benchmarking, as noted above, the Compensation Committee and our chief executive officer consider various factors when recommending base salaries, including:

•	the executive’s individual performance;

•	the performance of the executive’s business unit within Allis-Chalmers;

•	company-wide performance;

•	the executive’s experience and expertise;

•	the executive’s position and job responsibility;

•	the executive’s years of service with us; and

•	the competitive pay levels for similar positions.

No specific weight is assigned to any of these factors and our chief executive officer exercises subjective judgment when making salary recommendations with respect to our executive officers. None of our executive officers received an increase in base salaries in 2009.

The Compensation Committee did consider base salary levels in their September 2009 meeting where PM&P’s executive compensation review was discussed. While the report showed several key members of management as being below the market median no immediate action was taken. Adjustments to base salaries were considered again in February 2010 and it was decided to adjust salaries to be more in line with the market median. On the recommendation of our CEO, the Compensation Committee reviewed and then recommended to the full Board base salary increases to our named executive officers effective for 2010. At its February meeting the Board of Directors approved salary increases for our executive officers. Besides Messrs. Keane and Patterson, who received salary increases in connection with promotions in 2008, none of the named executive officers had received a salary increase since 2007. The current 2010 base salaries of our named executive officers are as follows:

Name	2010 Base Salary

Munawary Hidayatallah	$600,000
Victor M. Perez	$315,000
David K. Bryan	$262,500
Terrence P. Keane	$315,000
Mark C. Patterson	$265,000
Theodore F. Pound	$285,000

Annual Incentive Compensation

A significant portion of each executive’s total compensation is variable and dependent upon the achievement of one or more goals. Annual incentive compensation primarily consists of cash bonuses. When determining these bonuses, we rely on performance criteria such as the achievement of certain earnings per share or earnings before interest, taxes, depreciation and amortization, or EBITDA, the successful completion of specific job responsibilities or the achievement of other items integral to our success. For example, for our chief financial officer, these goals have included managing our financial reporting function, maintaining Sarbanes-Oxley compliance, obtaining financing for acquisitions and receiving an unqualified audit opinion. For our division heads, their performance goals are generally tied to the achievement of established EBITDA goals for each such division. Our chief executive officer, in conjunction with the Compensation Committee, evaluates performance in light of the specified performance criteria for each executive and recommends to the Committee the amount of the annual incentive payment to be awarded. An annual cash bonus may be more than, less than or equal to the target cash bonus amount set for each executive.

Due to the operating challenges in the energy services industry presented by 2009 market conditions of the economy, each of our executives signed a letter of agreement to waive any right to any bonuses set forth in their respective employment agreements for the 2009 calendar year. Pursuant to these agreements, no bonuses were paid to our named executive officers in 2009.

The following table shows the annual incentive bonus target and the actual amount of the annual incentive bonus paid for each named executive officer for 2009.

	Target	2009 Target	Actual 2009
	Payout % of	Bonus	Target
Name	Base	Award	Bonus Paid

Munawar H. Hidayatallah	100%	$500,000	—
Victor M. Perez	50%	$143,000	—
David K. Bryan	100%	$250,000	—
Terrence P. Keane	100%	$275,000	—
Mark C. Patterson	100%	$250,000	—
Theodore F. Pound III	50%	$125,000	—

Historically, the target annual cash incentive bonus percentage for each named executive officer has been set forth in his employment agreement. However, in March 2010, the Board, upon the recommendation of the Compensation Committee, approved a new annual cash incentive program for our named executive officers for 2010. The potential bonuses for 2010 are expressed as percentages of base salaries. For Messrs. Hidayatallah, Perez and Pound, 50% of each of their performance objectives is tied to the Company attaining established EBITDA goals and the other 50% of their performance objectives is tied to the attainment of five individual goals set forth by the Compensation Committee. For Messrs. Bryan, Keane and Patterson, 25% of each of their performance objectives is tied to the Company attaining established EBITDA goals and 25% of their performance objectives is tied to their respective divisions achieving established EBITDA goals. The remaining 50% of their performance objectives is tied to the attainment of five individual goals set forth by the Committee. The EBITDA performance criteria opportunities are granted at “Threshold,” “Target” and “Maximum” levels, which are expressed as percentages of base salary, such that each named executive may earn up to 150% of his base salary for achieving the EBITDA portion of his performance criteria. The maximum total bonus opportunity for each named executive officer for 2010 is 200% of his base salary, as set forth below.

Bonus Opportunity Based on EBITDA Performance Objectives for 2010

Payout Level	Bonus opportunity based on EBITDA Performance Objective	EBITDA Performance Target

Maximum	150% of Base Salary	140%
Target	50% of Base Salary	100%
Threshold	37.5% of Base Salary	90%

Maximum Total Bonus Opportunity for 2010

Maximum EBITDA Target Bonus	Maximum Individual Performance Bonus	Maximum Bonus Opportunity

150% of Base Salary	50% of Base Salary	200% of Base Salary

Long-Term Incentive Compensation

We award long-term incentive compensation to focus our executives on our long-term growth and stockholder return, as well as to encourage our executives to remain with us for the long-term. Prior to 2006, we primarily granted long-term incentives in the form of stock options pursuant to our Amended and Restated 2003 Stock Option Plan. We selected this form of long term compensation because of the favorable accounting and tax treatment and the expectation of key employees in our industry that they would receive stock options.

In 2006, we reassessed our form of award and the Committee adopted the 2006 Incentive Plan, or the 2006 Plan, in order to provide us with a mix of long-term incentive vehicles to complement our stock option awards, namely restricted stock. Our use of restricted stock is intended to maintain consistency in management by encouraging our executives to stay with us for the long-term. Restricted stock awards provide some value to an employee during periods of stock market volatility, whereas stock options may have limited perceived value and may do little to retain and motivate employees when the current value of our stock is less than the option price. Further, restricted stock is a meaningful mechanism to align the interests of executives with those of our stockholders, without fostering an environment of undue risks.

Historically, we have not used pre-established target award amounts for long-term incentive grants. Instead, our chief executive officer would recommend the number of awards to grant to each executive and the Compensation Committee would consider the chief executive officer’s recommendations in making such awards. In 2009, Messrs. Pound, Perez and Keane received stock option awards. Messrs. Pound and Keane did not receive any stock option awards in 2007 or 2008 and Mr. Perez did not receive a stock option award in 2008. We did not grant any restricted stock to our named executive officers in 2009.

In the latter part of 2009 the Committee saw the need to design a long-term incentive program that would emphasize performance and provide adequate incentive to highly motivate our executives. In March 2010, the Board, upon the recommendation of the Committee, approved a long-term incentive program for our named executive officers and others members of our management team that will utilize the following equity vehicles: stock options, time vested restricted stock, and performance based restricted stock. Each type of equity award will vest over a five year period. The vesting of the performance-based restricted stock are subject to the Company achieving specified EBITDA targets and at least a 20% annualized return on new capital expenditures in the aggregate. The Committee believes that the use of both stock options, which are inherently performance based, time vested restricted stock, as well as the performance based shares will be key to motivating high performance from our management team over the next five years.

Perquisites

Our named executive officers received certain perquisites in 2009 which consisted of health benefits paid for by us, payment of life insurance premiums and a monthly car allowance. We provide these benefits to our named executive officers as part of a competitive compensation package. In addition, during 2009 we provided Mr. Hidayatallah with access to a company car and driver because we believe that this allows him to devote optimal time to our business and increases his efficiency.

In addition to the benefits named above, we reimburse Mr. Hidayatallah for maintaining an apartment in Houston, Texas in close proximity to our corporate office because Mr. Hidayatallah resides in California. We also reimburse Mr. Hidayatallah for expenses for traveling between Texas and California. Mr. Hidayatallah’s reimbursements for his travel expenses and his apartment in Houston are provided for in his employment agreement.

We did not provide tax gross-ups related to these perquisites in 2009.

Employee Benefits

We offer our named executive officers standard employee benefits to provide for them in time of disability and to allow us to remain competitive in the market in order to attract and retain key employees. Our primary benefits, which are available to all employees, include participation in our employee health, dental and vision plans, disability and life insurance plans and our 401(k) savings plan. We also pay the cost of health insurance premiums for each of our named executive officers. In 2009, to save costs due to the economic downturn, we reduced our

401(k) company matching from 50% of the employees’ pre-tax contributions up to 6% of the employee’s salary (including bonus) to 5% of the employees’ pre-tax contributions up to 3% of the employee’s salary (including bonus), subject to contribution limits.

Executive Compensation Policies and Processes

Equity Award Grant Practices

We award all stock options to purchase our Common Stock to executive officers and all other employees at the market price of our Common Stock on the grant date. Employees are not allowed to select the effective date of stock option grants and neither we nor the Compensation Committee has ever back-dated any option awards. Although the Compensation Committee does not set specific dates in which it makes equity awards, the Compensation Committee does not time its approval of equity awards around the release of any material non-public information.

Policy Regarding Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits our ability to take a federal income tax deduction for compensation paid to our named executive officers in excess of $1 million. The stock options we grant have been structured to qualify as performance-based so they are not subject to this deduction limitation. Although the Compensation Committee will seek to utilize deductible forms of compensation to the extent practicable, it believes it is important to preserve flexibility in administering compensation programs. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Executive Stock Ownership Guidelines

We do not, at this time, have any formal stock ownership and retention guidelines but recognizes the importance of retention of shares by executives as opposed to cashing them out routinely at maturity. The Board and the Compensation Committee feel that retention of equity and attaining a significant investment position is important for true stockholder linkage. While we feel that our current long term incentive grants do provide a significant linkage to stockholder value we will continue to monitor and assess the need associated with instituting more formal guidelines.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of Directors

Zane Tankel, Chairman
Saad Bargach
Victor F. Germack

Summary Compensation Table

The following table provides a summary of the cash and non-cash compensation for the years ended December 31, 2009, 2008 and 2007 for each of (i) the Chief Executive Officer and the Chief Financial Officer, (ii) each of our three most highly compensated executive officers during 2009 other than the Chief Executive Officer or Chief Financial Officer and (iii) one additional individual who would have been included in (ii) but for the fact that he was not an executive officer as of the end of the fiscal year. We refer to these executives collectively as the “named executive officers”.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(8)	($)

Munawar H. Hidayatallah	2009	500,000	—	153,000 (7)	—	—	118,925	771,925
Chairman & Chief	2008	500,000	1,680,000	—	—	—	148,354	2,328,354
Executive Officer	2007	475,000	100,000	11,390,358	2,607,824	—	139,034	14,712,216
Victor M. Perez	2009	286,000	—	13,000 (7)	26,846	—	28,210	354,056
Chief Financial Officer	2008	286,000	71,500	558,250	—	—	63,334	979,084
	2007	270,833	—	462,946	165,056	—	43,001	941,836
David K. Bryan(4)	2009	250,000	—	—	—	—	34,347	284,347
President and CEO	2008	250,000	—	—	—	250,000	44,084	544,084
of Allis-Chalmers	2007	250,000	—	2,271,000	—	231,250	21,148	2,773,398
Directional Drilling
Services LLC
Terrence P. Keane(5)	2009	302,404	—	—	11,505	—	35,711	349,620
Senior Vice President —	2008	272,385	—	1,004,850	—	137,500	62,269	1,477,004
Oilfield Services	2007	202,404	—	996,300	—	156,250	40,393	1,395,347
Mark C. Patterson(6)	2009	259,615	—	—	—	—	43,041	302,656
Senior Vice President —	2008	241,403	310,000	117,300	—	—	26,939	695,642
Rental Services LLC	2007	146,655	—	—	—	—	5,215	151,870
Theodore F. Pound III	2009	250,000	—	—	23,011	—	20,896	293,907
General Counsel and	2008	250,000	62,500	334,950	—	—	33,217	680,667
Secretary	2007	240,833	—	231,150	—	—	29,751	501,734

(1)	The amounts indicated represent aggregate grant date fair value of all restricted stock awards granted during a specified year and do not correspond to the actual value that will be recognized by the named executive officers. Fair value was determined in accordance with FASB guidance as disclosed in Notes 1 and 10 to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

(2)	The amounts indicated represent aggregate grant date fair value of all stock option awards granted during a specified year and do not correspond to the actual value that will be recognized by the named executive officers. Fair value was determined in accordance with FASB guidance as disclosed in Notes 1 and 10 to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

(3)	The amounts indicated represent annual incentive compensation paid pursuant to each executives employment agreement.

(4)	Mr. Bryan ceased being an executive officer in August 2009 as a result of a corporate restructuring, but remains President and CEO of Allis-Chalmers Directional Drilling Services LLC.

(5)	Mr. Keane was promoted to Senior Vice President — Oilfield Services in January 2008. Prior to his promotion, Mr. Keane served as President and Chief Executive Officer of AirComp LLC.

(6)	Mr. Patterson was promoted to Senior Vice President — Rental Services in January 2008. Prior to his promotion, Mr. Patterson served as Vice President of Sales and Business Development for Allis-Chalmers Rental Services LLC.

(7)	The amount indicated represents the incremental fair value associated with modifications to previously granted performance-based restricted stock awards.

(8)	The following table provides a summary of the All Other Compensation column and includes all perquisites:

Summary of All Other Compensation

			401(k) plan		Allis-Chalmers	Other
		Health	Matching	Car	Provided	Personal
		Benefits	Contributions	Allowance	Car	Benefits	Total
Name	Year	($)(1)	($)	($)	($)(2)	($)(3)	($)

Munawar H. Hidayatallah	2009	33,675	2,172	—	12,527	70,551	118,925
	2008	72,721	4,375	—	14,543	56,715	148,354
	2007	62,788	7,500	—	12,302	56,444	139,034
Victor M. Perez	2009	14,703	1,507	12,000	—	—	28,210
	2008	42,647	8,687	12,000	—	—	63,334
	2007	23,513	7,488	12,000	—	—	43,001
David K. Bryan	2009	21,436	911	12,000	—	—	34,347
	2008	27,714	4,370	12,000	—	—	44,084
	2007	10,801	4,347	6,000	—	—	21,148
Terrence P. Keane	2009	22,319	1,392	12,000	—	—	35,711
	2008	42,294	7,975	12,000	—	—	62,269
	2007	22,418	5,975	12,000	—	—	40,393
Mark C. Patterson	2009	23,264	1,051	18,726	—	—	43,041
	2008	7,944	6,995	12,000	—	—	26,939
	2007	815	4,400	—	—	—	5,215
Theodore F. Pound III	2009	7,429	1,467	12,000			20,896
	2008	15,217	6,000	12,000			33,217
	2007	10,001	7,750	12,000			29,751

(1)	The amounts indicated represent actual health benefit premiums and expenses paid by Allis-Chalmers.

(2)	We provide a company car and driver to Mr. Hidayatallah for business reasons and for commuting to and from the office. The cost of the driver was determined by allocating a portion of the total actual employment costs of the administrative employee based on amount of driving time per employee. The cost of the company car was determined by allocating a portion of the car purchase price (total cost divided by three for the expected usage of the car in years), annual cost of insurance, maintenance and other costs based on mileage incurred for commuting and personal use by each employee.

(3)	Other personal benefits for Mr. Hidayatallah include $31,083 in Allis-Chalmers paid airline flights and $39,468 in apartment and utility costs for the corporate apartment in Houston, Texas for the fiscal year 2009.

Grant of Plan-Based Awards

The following table sets forth the grants of plan-based awards for 2009 as a dollar amount for each of the named executive officers. All equity-based awards were granted under our 2003 Incentive Plan.

									All	All
									Other	Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise	Date
									Number	Number	or	Fair
			Estimated Future Payouts						of	of	Base	Value
			Under Non-Equity Incentive			Estimated Future Payouts Under Equity Incentive			Shares	Securities	Price of	of Stock
			Plan Awards(1)			Plan Awards			of Stock	Underlying	Option	and Option
			Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	Approval Date	$	$	$	#	#	#	#	#(2)	$/sh	$(3)

Munawar H. Hidayatallah			—	500,000	—
												153,000	(4)
Victor M. Perez			—	143,000	—
	3/05/09	3/05/09								35,000	$1.23	26,846
												13,000	(4)
David K. Bryan			—	310,000	—
Terrence P. Keane			—	400,000	—
	3/05/09	3/05/09								15,000	$1.23	11,505
Mark C. Patterson			—	285,000	—
Theodore F. Pound III	3/05/09	3/05/09		125,000						30,000	$1.23	23,011

(1)	Reflects each named executive officer’s target amount of the annual cash incentive bonus under our non-equity incentive compensation plan for 2009. None of the named executive officers received an annual cash incentive bonus for 2009.

(2)	The amounts indicated represent stock option awards granted during fiscal year 2009. The vesting schedules for the stock option awards granted during the fiscal year 2009 are disclosed in the footnotes in the following Outstanding Equity Awards table.

(3)	The valuation of stock option awards were determined in accordance with FAS 123(R) as disclosed in Notes 1 and 10 to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

(4)	The amount indicated represents the incremental fair value associated with modifications to previously granted performance-based restricted stock awards. See further discussion of modifications in the Outstanding Equity Award table.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table sets forth information regarding outstanding equity awards for each of our named executive officers for 2009.

Options Awards	Stock Awards
Equity
Equity	Incentive
Equity	Incentive	Plan Awards:
Incentive	Plan Awards:	Market or
Plan Awards:	Market	Number	Payout Value
Number of	Number of	Number of	Number of	Value of	of Unearned	of Unearned
Securities	Securities	Securities	Shares or	Shares or	Shares, Units	Shares, Units
Underlying	Underlying	Underlying	Units of	Units of	or Other	or Other
Unexercised	Unexercised	Unexercised	Option	Stock	Stock	Rights	Rights
Options	Options	Unearned	Exercise	Option	That Have	That Have	That Have	That Have
#	#	Options	Price	Expiration	Not Vested	Not Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	#	$	Date	#	$(1)	#	$(1)

Munawar H. Hidayatallah	200,000	3.86	2/2/2015
83,333	10.85	12/15/2015
456,666	(9)	1,721,631
Victor M. Perez	25,000	4.85	10/11/2014
45,000	10.85	12/15/2015
35,000	(2)	1.23	3/05/2019
25,000	(10)	94,250
20,000	(3)	75,400
20,000	(4)	75,400
David K. Bryan	22,500	(5)	84,825
67,500	(6)	254,475
Terrence P. Keane	15,000	4.87	5/24/2015
25,000	10.85	12/15/2015
15,000	(2)	1.23	3/05/2019
27,000	(5)	101,790
36,000	(3)	135,720
36,000	(4)	135,720
Mark C. Patterson	8,000	(7)	30,160
Theodore F. Pound III	40,000	4.85	10/11/2014
50,000	10.85	12/15/2015
30,000	(2)	1.23	3/05/2019
9,000	(8)	33,930
12,000	(3)	45,240
12,000	(4)	45,240

(1)	The values represented have been calculated by multiplying $3.77, the closing price of our Common Stock on December 31, 2009, by the number of shares of restricted stock.

(2)	The stock options were granted on March 5, 2009 and 20% vested on March 5, 2010, 20% vest on March 5, 2011 and 60% vest on March 5, 2012.

(3)	The restricted stock awards were granted on July 1, 2008 and vest 25% on July 1, 2010 and 75% on July 1, 2011.

(4)	The restricted stock awards were granted on December 10, 2008 and 25% vest on December 10, 2010 and 75% vest on December 10, 2011.

(5)	The restricted stock awards were granted on June 14, 2007 and vest on June 14, 2010.

(6)	The restricted stock awards were granted on October 4, 2007 and 15,000 shares vest on October 4, 2010, 30,000 shares vest on October 4, 2011 and 22,500 shares vest on October 4, 2012.

(7)	The restricted stock awards were granted on January 29, 2008 and 25% of the award vested on January 29, 2010 and 75% vest on January 29, 2011.

(8)	The restricted stock awards were granted on December 3, 2007 and vest on December 3, 2010.

(9)	The performance-based restricted stock awards were granted on September 17, 2007. On March 11, 2009, we amended these shares to, among other things, extend the cumulative vesting of such restricted stock for an additional year. 228,333 of these shares vested on April 1, 2010. The remaining 228,333 shares vest on April 1, 2011 if certain performance goals are met.

(10)	The performance-based restricted stock awards were granted on August 3, 2007. On August 5, 2009, we amended these shares to, among other things, extend the cumulative vesting of such restricted stock for an additional year. On August 3, 2010, 60% of the unvested portion of the award will be eligible for vesting. Alternatively, the award vests 100% on August 3, 2011 if certain performance goals are met.

Option Exercises and Stock Vested During Fiscal Year 2009

The following table sets forth information concerning each exercise of stock options and each vesting of stock, including restricted stock and similar instruments, during 2009 for each of our named executive officers on an aggregated basis.

	Option Awards		Stock
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Vested	at Vesting
Name	(#)	($)	(#)	($)

Munawar H. Hidayatallah	—	—	—	—
Victor M. Perez	—	—	10,000	$29,500
David K. Bryan	—	—	15,000	$51,675
Terrence P. Keane	—	—	27,000	$77,760
Mark C. Patterson	—	—	2,000	$7,680
Theodore F. Pound III	—	—	9,000	$28,020

Director Compensation for Fiscal Year 2009

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to Allis-Chalmers, as well as the level of knowledge and experience that we require of members of our Board of Directors. Our Compensation Committee is responsible for reviewing and recommending our compensation policy regarding fees and equity compensation paid and granted to our directors. Our Board of Directors approves all director compensation based on the Compensation Committee’s recommendations. Directors who are also our employees do not receive cash or equity compensation for service on the Board in addition to compensation payable for their service as employees of Allis-Chalmers.

Mr. Hidayatallah, our chief executive officer, is actively involved in the compensation process of our Board of Directors and provides recommendations to the Compensation Committee in its evaluation and setting of director compensation. Historically, we have not engaged a compensation consultant to assist in setting director compensation.

Our current policy is to pay each of our non-management directors (currently all directors other than Mr. Hidayatallah) a retainer of $10,000 each quarter. Each non-management director serving on a committee of the Board of Directors (other than the Finance Committee) will receive an additional $1,500 each quarter for service on such committee, and each non-management director serving as chairman or co-chairman of a committee of the Board of Directors will receive an additional $1,500 each quarter for acting as chairman or co-chairman of such committee. Our “audit committee financial expert” receives an additional $12,500 on a quarterly basis. In addition, effective August 4, 2009, our lead director began receiving an additional $2,500 per quarter. Directors are also reimbursed for out-of-pocket travel expenses.

The following table sets forth information concerning the compensation of each of our directors during 2009.

	Fees Earned
	or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation		Total
Name(1)	($)	($)	($)	($)		($)

Ali H.M. Afdhal(2)	26,000	—	—	—		26,000
Munir Akram(2)	20,000	—	—	16,000	(3)	36,000
Saad Bargach(4)	23,000	—				23,000
Alejandro Bulgheroni	40,000	—	—	—		40,000
Carlos Bulgheroni(5)	20,000	—	—			20,000
Giovanni Dell’ Orto(6)	20,000	—		181,067	(7)	201,067
Victor F. Germack	105,000	—	—	15,000	(8)	120,000
James M. Hennessy	56,167	—	—	15,000	(8)	71,167
John E. McConnaughy Jr.(2)	26,000	—	—	—		26,000
Robert E. Nederlander	58,000	—	—	—		58,000
John T. Reynolds(4)	23,000	—				23,000
Zane Tankel	58,000	—	—	—		58,000
Leonard Toboroff(2)	13,333 (9)	—	—	50,517	(10)	63,850

(1)	Mr. Hidayatallah was a member of our Board of Directors and an executive officer during 2009 and has been omitted from the table because he did not receive any additional compensation for serving on our Board. Information regarding Mr. Hidayatallah’s compensation is listed in the Summary Compensation Table in this proxy statement.

(2)	Messrs. Afdhal, Akram, McConnaughy and Toboroff resigned from our Board of Directors effective June 26, 2009.

(3)	This amount represents a cash severance payment to Mr. Akram in connection with his resignation from the Board in June 2009.

(4)	Messrs. Bargach and Reynolds joined the Board of Directors on June 26, 2009. Director fees for Messrs. Bargach and Reynolds are paid to Lime Rock Management LP.

(5)	Mr. Bulgheroni resigned from the Board of Directors effective April 7, 2009.

(6)	Mr. Dell’ Orto joined the Board of Directors on June 25, 2009.

(7)	This amount includes consulting fees paid to Mr. Dell’ Orto pursuant to a consulting arrangement.

(8)	This amount was a special fee for service on a special Board committee to evaluate and negotiate the Lime Rock backstopped rights offering transaction in 2009.

(9)	Mr. Toboroff was paid partial director fees for the first quarter of 2009 when his oral consulting agreement was terminated.

(10)	This amount includes consulting fees in the amount of $37,500 paid pursuant to an oral consulting agreement which was terminated during the first quarter of 2009 and $3,402 of actual health benefit premiums paid by Allis-Chalmers.

Employment Agreements and Change-in-Control Arrangements with Management

The following is a description of the employment agreements and change-in-control arrangements that are currently in effect with respect to each named executive officer. The amount of compensation payable to each named executive officer upon termination with or without cause, termination due to death or disability, termination for good reason and various change-in-control scenarios is shown below. The amounts shown assume that such termination was effective as of December 31, 2009, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.

Employment Agreements

Munawar H. Hidayatallah, Chairman and Chief Executive Officer, entered into a three-year employment agreement with Allis-Chalmers effective April 1, 2007. On December 31, 2008, we entered into an amendment to the employment agreement with Mr. Hidayatallah whereby he agreed to extend the term of his employment agreement for an additional year, ending March 31, 2011, in consideration of receiving a cash bonus from the company intending to (a) promote his retention, (b) facilitate leadership and management continuity and (c) better focus Mr. Hidayatallah on the company’s long term strategic success. In addition, pursuant to the amendment, if Mr. Hidayatallah terminates his employment before the end of the term, he must reimburse Allis-Chalmers for a portion of the cash bonus previously received from the company. Mr. Hidayatallah currently receives an annual base salary of $600,000 subject to an annual increase. Pursuant to his agreement, he is entitled to receive a bonus in an amount equal to 100% of his base salary if he meets certain strategic objectives; however, the Board has approved a new cash bonus program for the executive officers for 2010 as described under “Annual Incentive Compensation” elsewhere in this proxy. Mr. Hidayatallah is entitled to four weeks vacation per year and is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits provided to all employees. Pursuant to the original agreement, Mr. Hidayatallah was also permitted to assume ownership of his life insurance policy that was held by Allis-Chalmers. The agreement also provides for (a) tax gross-up payments for taxes incurred under Section 4999 of the Internal Revenue Code, (b) reimbursement of legal fees incurred in connection with the negotiation of his employment agreement and (c) reimbursements for travel and lodging related to Mr. Hidayatallah’s travel from his principal residence to our headquarters in Houston, Texas. Mr. Hidayatallah is also subject to customary non-compete and non-solicitation provisions for the term of his agreement. Information with respect to compensation upon termination with or without cause, termination due to death or disability, and various change-in-control scenarios is set forth below under “Severance and Change in Control Arrangements.”

Victor M. Perez serves as our Chief Financial Officer pursuant to the terms of a three-year employment agreement effective as of August 3, 2007. On August 5, 2009, we entered into an amendment to the agreement with Mr. Perez whereby we agreed to extend the term of his employment for an additional year to end on August 3, 2011. Mr. Perez currently receives an annual base salary of $315,000 subject to an annual increase in the discretion of the Board of Directors. Pursuant to his agreement, he is entitled to receive a bonus in an amount equal to 500% of his base salary if he meets certain strategic objectives; however, the Board has approved a new cash bonus program for the executive officers for 2010 as described under “Annual Incentive Compensation” elsewhere in this proxy. Mr. Perez is also entitled to four weeks vacation per year and is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits provided to all employees. Mr. Perez is subject to customary non-compete and non-solicitation provisions for the term of his agreement. Information with respect to compensation upon termination with or without cause, termination due to death or disability, and various change-in-control scenarios is set forth below under “Severance and Change in Control Arrangements.”

David Bryan, President and Chief Executive Officer of our subsidiary Allis-Chalmers Directional Drilling Services LLC, or Directional Drilling, is employed pursuant to a three-year employment agreement effective July 1, 2007. Under the terms of the employment agreement, Mr. Bryan currently receives an annual base salary of $262,500 subject to an annual increase in the discretion of the Board of Directors. Pursuant to his agreement, he is entitled to receive a bonus in an amount equal to 100% of his base salary if he meets certain strategic objectives; however, the Board has approved a new cash bonus program for the executive officers for 2010 as described under “Annual Incentive Compensation” elsewhere in this proxy. Mr. Bryan is also entitled to four weeks vacation per year, a $1,000 monthly car allowance, and is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits provided to all employees. Mr. Bryan is also subject to customary non-compete and non-solicitation provisions for the term of his agreement. Information with respect to compensation upon termination with or without cause, termination due to death or disability, and various change-in-control scenarios is set forth below under “Severance and Change in Control Arrangements.”

Terrence P. Keane was promoted to Senior Vice President — Oilfield Services in January 2008. Prior to his promotion, Mr. Keane served as President of Aircomp LLC. In connection with such promotion, we amended

Mr. Keane’s previous employment agreement in April 2008. Mr. Keane currently receives a base salary of $315,000, subject to an annual increase in the discretion of the Board of Directors. Pursuant to his agreement, he is entitled to receive a bonus in an amount equal to 100% of his base salary if he meets certain strategic objectives; however, the Board has approved a new cash bonus program for the executive officers for 2010 as described under “Annual Incentive Compensation” elsewhere in this proxy. Mr. Keane is also entitled to six weeks vacation per year and is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits provided to all employees. In addition, Mr. Keane is entitled to a $1,000 monthly car allowance. The employment agreement also contains customary non-compete and non-solicitation provisions. Information with respect to compensation upon termination with or without cause, termination due to death or disability, and various change-in-control scenarios is set forth below under “Severance and Change in Control Arrangements.”

Mark Patterson was promoted to Senior Vice President — Rental Services in January 2008. Prior to such appointment, Mr. Patterson served as Executive Vice President of Sales and Business Development for Allis-Chalmers Rental Services LLC. Mr. Patterson is employed pursuant to a three-year contract, and is currently entitled to a base salary of $265,000, subject to an annual increase in the discretion of the Board of Directors. Pursuant to his agreement, he is entitled to receive a bonus in an amount equal to 100% of his base salary if he meets certain strategic objectives; however, the Board has approved a new cash bonus program for the executive officers for 2010 as described under “Annual Incentive Compensation” elsewhere in this proxy. Mr. Patterson is also entitled to three weeks vacation per year and is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits provided to all employees. In addition, Mr. Patterson is entitled to a $1,500 monthly car allowance. The employment agreement also contains customary non-compete and non-solicitation provisions. Information with respect to compensation upon termination with or without cause, termination due to death or disability, and various change-in-control scenarios is set forth below under “Severance and Change in Control Arrangements.

Theodore F. Pound III serves as our General Counsel and Secretary pursuant to the terms of a three-year employment agreement dated as of December 3, 2007. Mr. Pound currently receives an annual base salary of $285,000 subject to an annual increase in the discretion of the Board of Directors. Pursuant to his agreement, he is entitled to receive a bonus in an amount equal to 50% of his base salary if he meets certain strategic objectives; however, the Board has approved a new cash bonus program for the executive officers for 2010 as described under “Annual Incentive Compensation” elsewhere in this proxy. Mr. Pound is also entitled to four weeks vacation per year, a $1,000 monthly car allowance and is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits provided to all employees. Mr. Pound is subject to customary non-compete and non-solicitation provisions for the term of his agreement. Information with respect to compensation upon termination with or without cause, termination due to death or disability, and various change-in-control scenarios is set forth below under “Severance and Change in Control Arrangements.”

Severance and Change in Control Arrangements

The following severance and change in control arrangements apply to each of the named executive officers, who are referred to as an “executive” for purposes of this discussion.

Each executive’s employment agreement provides that if his employment is terminated by us upon his death, disability or for cause, we will pay him his earned but unpaid salary as of the date of termination, any unpaid expense reimbursements, compensation for accrued, unused vacation as of the date of termination and any further compensation that may be provided by the terms of any benefit plans in which he participates and the terms of any outstanding equity grants. Termination for “Cause” for Messrs. Hidayatallah, Patterson, Perez and Pound shall occur immediately if the executive commits (1) a criminal act involving dishonesty or moral turpitude or (2) a material breach of any of the terms and provisions of his employment agreement or fails to obey written directions by our President or Chief Executive Officer (or, in the case of Mr. Hidayatallah, our board of directors) which are not inconsistent with his employment agreement. Messrs. Bryan and Keane’s employment agreements defines “Cause” to mean:

•	the commission of any act of dishonesty, fraud, misrepresentation, misappropriation, or embezzlement involving Allis-Chalmers;

•	the unauthorized use or disclosure of any confidential information or trade secrets of Allis-Chalmers;

•	any violation of a law or regulation applicable to our business, which violation does or is reasonably like to cause material injury to Allis-Chalmers;

•	executive’s conviction of, or plea of nolo contendere or guilty to (a) a felony or (b) any other crime which involves moral turpitude;

•	executive’s continued failure, in the sole discretion of the Board, to perform the principal duties, functions and responsibilities of his position (other than any such failure resulting from executive’s disability) or to follow the directives of the Board after written notice from Allis-Chalmers identifying the deficiencies in performance and a reasonable cure period of not less than thirty (30) days of any breach capable of cure;

•	gross negligence or willful misconduct in the performance of executive’s duties; or

•	a material and willful breach of executive’s fiduciary duties to Allis-Chalmers.

Each executive’s employment agreement provides that if his employment is terminated by us without cause or if the executive resigns within a six month period of being constructively terminated (as defined below), we will pay him his earned but unpaid salary, unearned salary for the lesser of one year following termination of employment or the remainder of the employment agreement (except for Messrs. Bryan and Keane who will receive payments through the end of their employment agreement and Mr. Hidayatallah who will receive payments equal to three times his then current annual salary) in semi-monthly payments, any unpaid expense reimbursements, compensation for accrued, unused vacation as of the date of termination and any further compensation that may be provided by the terms of any benefit plans in which he participates and the terms of any outstanding equity grants. In general, a “constructive termination” would occur if we:

•	demote the executive to a lesser position, either in title or responsibility;

•	decrease the executive’s salary or benefits below the highest level in effect at anytime during his employment;

•	require the executive to relocate to a principal place of business more than 50 miles from our current principal place of business, with certain exceptions;

•	are subject to a change in control (as defined below), unless executive accepts employment with the successor; or

•	breach any other material term of the employment agreement which is not cured within 30 days after receiving notice of such breach.

A “change in control” as defined in the employment agreements includes:

•	the acquisition by any individual, entity or group, or person of ownership of more than 50% of either (1) the then outstanding shares of common stock or (2) the combined voting power of our then outstanding voting securities entitled to vote, with certain exceptions;

•	individuals who currently constitute the board of directors cease for any reason to constitute at least a majority of the Board, with several exceptions;

•	a complete liquidation or dissolution of Allis-Chalmers; or

•	(a) the consummation of a reorganization, merger or consolidation or (b) the sale or other disposition of all or substantially all of our assets unless, in each case, immediately following the event

➢	Our stockholders immediately before the event own, directly or indirectly, at least 50% of the combined voting power of our then outstanding voting securities in substantially the same proportion as their ownership of us, or

➢	At least a majority of the members of the Board of Directors of the entity resulting from the transaction were members of the incumbent Board at the time of the execution of the agreement providing for the transaction.

The following table sets forth the estimated payments and benefits that would be provided to each named executive officer, other than Mr. Hidayatallah, if such officer’s employment had been terminated on December 31, 2009 by us without cause or upon a change of control:

				Value of Unvested
		Value of Unvested		Equity Awards if		Total if
		Equity Awards if		Terminated Without	Total if	Terminated
	Salary	Change of		Cause, by Death or	Change of	Without Cause, by
Name	Continuation	Control(1)		Disability(2)	Control	Death or Disability

Victor M. Perez,	$286,000	$333,950	(3)	$88,900	$619,950	$374,900
Chief Financial Officer
David Bryan,	$125,000	$339,300	(4)	—	$464,300	$125,000
President and Chief Executive Officer of Allis-Chalmers Directional Drilling Services LLC
Terrence P. Keane,	$150,000	$411,330	(5)	$38,100	$561,330	$188,100
Senior Vice President — Oilfield Services
Mark Patterson,	$250,000	$30,160	(6)	—	$280,160	$250,000
Senior Vice President — Rental Services
Theodore F. Pound,	$229,167	$200,610	(7)	$76,200	$429,777	$305,367
General Counsel and Secretary

(1)	The value of accelerated stock options have been calculated as the difference between the strike price and the market price of $3.77 per share of our Common Stock as of December 31, 2009, multiplied by the number of options vesting as a result of the change of control. The value of restricted stock has been calculated by multiplying $3.77, the closing price of a share of our Common Stock on December 31, 2009, by the number of shares of restricted stock held by each named executive officer that would vest.

(2)	Includes stock options described under “Value of Unvested Equity Awards if Change of Control” column.

(3)	This amount includes (i) 35,000 options exercisable at a strike price of $1.23 (ii) 25,000 performance awards in the form of restricted stock that would automatically vest upon a change in control of Allis-Chalmers and (iii) 40,000 shares of restricted stock that would vest only if there was a change of control of Allis-Chalmers and the successor company refused to assume or continue the agreement covering these shares.

(4)	This amount includes 90,000 shares of restricted stock that would vest only if there was a change of control of Allis-Chalmers and the successor company refused to assume or continue the agreement covering these shares.

(5)	This amount includes (i) 15,000 options exercisable at a strike price of $1.23 and (ii) 99,000 shares of restricted stock that would vest only if there was a change of control of Allis-Chalmers and the successor company refused to assume or continue the agreement covering these shares.

(6)	This amount includes 8,000 shares of restricted stock that would vest only if there was a change of control of Allis-Chalmers and the successor company refused to assume or continue the agreement covering these shares.

(7)	This amount includes (i) 30,000 options exercisable at a strike price of $1.23 and (ii) 33,000 shares of restricted stock that would vest only if there was a change of control of Allis-Chalmers and the successor company refused to assume or continue the agreement covering these shares.

The following table sets for the estimated payments and benefits that would be provided to Mr. Hidayatallah if his employment had been terminated on December 31, 2009 by us due to his death or disability, with or without cause or upon a change of control:

	Salary	Value of Unvested
Event	Continuation	Equity Awards(1)	Total

Death	—	$860,815	$860,815
Disability	—	$860,815	$860,815
For Cause	—	—	—
Without Cause	$1,500,000	$860,815	$2,360,815
Change of Control	$1,500,000	$860,815	$2,360,815

(1)	This amount represents 228,333 shares of performance-based restricted stock multiplied by $3.77, the closing price of a share of our Common Stock on December 31, 2009.

Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We also maintain indemnification insurance on behalf of our directors. In addition, our board of directors has approved and we are in the process of entering into indemnification agreements with all of our directors and executive officers. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these contractual agreements and the provisions in our certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2009 with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans.

	Number of
	Securities to be	Weighted
	Issued Upon	Average Exercise	Number of Securities
	Exercise of	Price of	Remaining Available
	Outstanding	Outstanding	for Future Issuance
	Options, Warrants	Options, Warrants	Under Equity
Plan Category	And Rights	and Rights	Compensation Plans

Equity compensation plans approved by security holders	1,179,398	$6.27	7,454,989
Equity compensation plans not approved by security holders	4,000	$13.75	—

Total	1,183,398	$6.31	7,454,989

Equity Compensation Plans Not Approved By Security Holders

These plans comprise the following:

In 1999 and 2000, the Board of Directors compensated Board members who had served from 1989 to March 31, 1999 without compensation by issuing promissory notes totaling $325,000 and by granting stock options to these same individuals. Options to purchase 4,800 shares of Common Stock were granted with an exercise price of $13.75. These options vested immediately and expired in March 2010. As of December 31, 2009, 4,000 of these options remained outstanding.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of April 20, 2010, beneficial ownership of our Common Stock and Preferred Stock (which votes on an as converted basis with our Common Stock, subject to certain limitations) for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each other person known by us to be a beneficial owner of more than 5% of any class of our voting securities.

Beneficial ownership is determined in accordance with the rules of the SEC. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

The address of each director and executive officer is c/o Allis-Chalmers Energy Inc., 5075 Westheimer, Suite 890, Houston, Texas 77056.

	Common Stock		Preferred Stock
Name and Address	Number	Percentage(1)	Number	Percentage

Named Executive Officers:
Munawar H. Hidayatallah(2)	761,666	1.0	—	—
Victor M. Perez(3)	215,678	*	—	—
David Bryan(4)	147,500	*	—	—
Terrence P. Keane(5)	218,000	*	—	—
Mark Patterson(6)	45,347	*	—	—
Theodore F. Pound(7)	196,621	*	—	—
Directors:
Saad Bargach(8)(9)	19,899,044	27.5	36,393	100
Alejandro P. Bulgheroni(10)	10,791,186	14.9	—	—
Giovanni Dell’ Orto(11)	12,500	*	—	—
Victor F. Germack(12)	34,000	*	—	—
James M. Hennessy(13)	34,200	*	—	—
Robert E. Nederlander(14)	568,732	*	—	—
John T. Reynolds(8)(15)	19,899,044	27.5	36,393	100
Zane Tankel(16)	213,280	*	—	—
All directors and executive officers as a group (15 persons)(8)(17)	32,615,244	44.8	36,393	100
Other 5% Holders:
Lime Rock Partners V, L.P.(8)(18)	19,889,044	27.5	36,393	100
Grupo Carso, S.A.B. de C.V.(19)	3,898,000	5.4	—	—

*	Less than one percent.

(1)	Reported percentage ownership based on an aggregate of 72,377,416 shares of Common Stock issued and outstanding as of April 20, 2010.

(2)	Includes (i) 40,226 shares of Common Stock owned of record by the Hidayatallah Family Trust, of which Mr. Hidayatallah is the trustee, (ii) 8,000 shares of Common Stock owned of record by Munawar Hidayatallah SEP IRA and (iii) 250,000 shares of restricted stock that will vest in five equal installments on March 3, 2011, 2012, 2013, 2014, and 2015. These shares also include options to purchase 283,333 shares of Common Stock, which are exercisable within 60 days.

(3)	Includes (i) 20,000 shares of restricted stock, of which 5,000 shares will vest on July 1, 2010 and 15,000 shares will vest on July 1, 2011, (ii) 20,000 shares of restricted stock, of which 5,000 shares will vest on December 10, 2010 and 15,000 shares will vest on December 10, 2011, and (iii) 65,000 shares of restricted stock that will vest in five equal installments on March 3, 2011, 2012, 2013, 2014, and 2015. Also includes options to purchase 77,000 shares of Common Stock, which are exercisable within 60 days.

(4)	Includes (i) 22,500 shares of restricted stock which will vest on June 14, 2010, (ii) 67,500 shares of restricted stock, of which 15,000 shares will vest on October 4, 2010, 30,000 shares will vest on October 4, 2011, and 22,500 shares will vest on October 4, 2012, and (iii) 25,000 shares of restricted stock which will vest in five equal installments on March 3, 2011, 2012, 2013, 2014, and 2015.

(5)	Includes (i) 27,000 shares of restricted stock which will vest on June 14, 2010, (ii) 36,000 shares of restricted stock, of which 9,000 shares will vest on July 1, 2010 and 27,000 shares will vest on July 1, 2011, (iii) 36,000 shares of restricted stock, of which 9,000 shares will vest on December 10, 2010 and 27,000 shares will vest on December 10, 2011, and (iv) 40,000 shares of restricted stock which will vest in five equal installments on March 3, 2011, 2012, 2013, 2014, and 2015. Also includes options to purchase 43,000 shares of Common Stock, which are exercisable within 60 days.

(6)	Includes (i) 6,000 shares of restricted stock which will vest on January 29, 2011 and (ii) 37,500 shares of restricted stock which will vest in five equal installments on March 3, 2011, 2012, 2013, 2014, and 2015.

(7)	Includes (i) 9,000 shares of restricted stock which will vest on December 3, 2010, (ii) 12,000 shares of restricted stock, of which 3,000 shares will vest on July 1, 2010 and 9,000 shares will vest on July 1, 2011, (iii) 12,000 shares of restricted stock, of which 3,000 shares will vest on December 10, 2010 and 9,000 shares will vest on December 10, 2011, and (iii) 50,000 shares of restricted stock which will vest in five equal installments on March 3, 2011, 2012, 2013, 2014, and 2015. Also includes options to purchase 96,000 shares of Common Stock, which are exercisable within 60 days.

(8)	The reported shares of Common Stock do not include shares of Common Stock issuable upon conversion of the Preferred Stock. Subject to certain limitations, the Preferred Stock is convertible into an aggregate of 14,202,146 shares of Common Stock. Subject to certain exceptions, Lime Rock Partners V, L.P. (“Lime Rock”) may not convert shares of Preferred Stock to the extent that such conversion would result in the ownership by Lime Rock and its affiliates of more than 35% of the outstanding shares of Common Stock after giving effect to such conversion. Currently, Lime Rock may convert, at its option, up to approximately 21,458.18 shares of Preferred Stock into 8,373,925 shares of Common Stock, and Lime Rock’s Preferred Stock has voting power equivalent to 8,373,925 shares of Common Stock.

(9)	The reported securities include 19,889,044 shares of Common Stock and 36,393 shares of Preferred Stock which are directly owned by Lime Rock. Mr. Bargach serves as a member of the Investment Committee of Lime Rock Partners GP V, L.P., which shares voting and dispositive power over the securities held by Lime Rock. Mr. Bargach disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, and this report shall not be deemed an admission that Mr. Bargach is the beneficial owner of such securities for purposes of Section 16 or for any other purpose. The reported securities also include 10,000 shares of restricted stock which will vest on January 29, 2011. Mr. Bargach is obligated to transfer any proceeds received upon sale of such shares to Lime Rock Management LP, and thus the pecuniary interest in such shares is held by Lime Rock Management LP. Mr. Bargach is a managing member of Lime Rock Management GP LLC, which controls the investment decisions of Lime Rock Management LP. Mr. Bargach disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, and this report shall not be deemed an admission that Mr. Bargach is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(10)	Includes 10,000 shares of restricted stock which will vest on January 29, 2011. Also includes (i) 2,320,000 shares held of record by Global Oilfield Holdings Ltd. and (ii) 8,435,666 shares held of record by Associated Petroleum Investors Ltd. Each such entity is indirectly beneficially owned by Mr. Bulgheroni. Mr. Bulgheroni disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(11)	Includes (i) 1,500 shares of restricted stock which will vest on August 3, 2010 and (ii) 10,000 shares of restricted stock which will vest on January 29, 2011.

(12)	Includes 10,000 shares of restricted stock which will vest on January 29, 2011.

(13)	Includes 10,000 shares of restricted stock which will vest on January 29, 2011.

(14)	Includes 10,000 shares of restricted stock which will vest on January 29, 2011. 206,666 of the reported shares are owned by RER Corp., a corporation controlled by Mr. Nederlander.

(15)	The reported securities include 19,889,044 shares of Common Stock and 36,696 shares of Preferred Stock which are directly owned by Lime Rock. Mr. Reynolds serves as a member of the Investment Committee of Lime Rock Partners GP V, L.P. and as a director of LRP GP V, Inc., which shares voting and dispositive power over the securities held by Lime Rock. Mr. Reynolds disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, and this report shall not be deemed an admission that Mr. Reynolds is the beneficial owner of such securities for purposes of Section 16 or for any other purpose. The reported securities also include 10,000 shares of restricted stock which will vest on January 29, 2011. Mr. Reynolds is obligated to transfer any proceeds received upon sale of such shares to Lime Rock Management, L.P., and thus the pecuniary interest in such shares is held by Lime Rock Management LP. Mr. Reynolds is a managing member of Lime Rock Management GP LLC, which controls the investment decisions of Lime Rock Management LP. Mr. Reynolds disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, and this report shall not be deemed an admission that Mr. Reynolds is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(16)	Includes 10,000 shares of restricted stock which will vest on January 29, 2011.

(17)	Assuming the issuance of 8,373,925 shares of Common Stock issuable upon the conversion of shares of Preferred Stock as described in note (8) above, the number of shares of Common Stock would increase to 40,989,169 and the percentage ownership of Common Stock would increase to 56.2%.

(18)	Lime Rock is the sole record owner of the reported shares of Common Stock and Preferred Stock. Lime Rock Partners GP V, L.P. (“GP LP”) is the general partner of Lime Rock and LRP GP V, Inc. (“GP Inc.”) is the general partner of GP LP. Each of Lime Rock, GP LP and GP Inc. shares voting and dispositive power over all of the reported shares of Common Stock and Preferred Stock. The principal business address of each of Lime Rock, GP LP and GP Inc. is c/o Lime Rock Management LP, 274 Riverside Avenue, Westport, Connecticut 06680. The information regarding Lime Rock is based on information obtained from Lime Rock and information contained in a Schedule 13D filed by Lime Rock, GP LP and GP Inc. on July 6, 2009.

(19)	Based on information contained in a Schedule 13G/A filed on February 12, 2010, as of February 2, 2010, Carso Infraestructura y Construcción, S.A.B. de C.V. (“Carso Infraestructura”) directly owns 3,600,000 of these shares, and Grupo Carso, S.A.B. de C.V. (“Grupo Carso”) and each of Carlos Slim Helú, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, María Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (such individuals are collectively referred to as the “Slim Family”) may be deemed to beneficially own indirectly the shares owned directly by Carso Infraestructura. Grupo Carso owns a majority of the outstanding voting securities of Carso Infraestructura, and the members of the Slim Family beneficially own, directly and indirectly, a majority of the outstanding voting equity securities of Grupo Carso. In addition, Inmobiliaria Carso, S.A. de C.V. (“Inmobiliaria”) directly owns 298,000 of these shares and the Slim Family may be deemed to beneficially own indirectly the shares owned directly by Inmobiliaria. Inmobilaria is a holding company with portfolio investments in various companies. The Slim Family are beneficiaries of a Mexican trust which owns all of the outstanding voting securities of Inmobiliaria. As a result, each of Carso Infraestructura, Grupo Carso, Inmobiliaria and the members of the Slim Family may be deemed to have shared voting and dispositive power over the reported shares they directly and indirectly own. The principal business address for Carso Infraestructura and Grupo Carso is Miguel de Cervantes Saveedra #255, Col. Granada CP, 11520 México, D.F., México. The principal business address for each member of the Slim Family is Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 México, D.F.,

México. The principal business address for Inmobiliaria is Avenida Insurgentes Sur #3500, PB, Colonia Peña Pobre, Delegación Tlalpan, CP, 14060 México D.F., México.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of our Board currently consists of Messrs. Bargach, Germack and Tankel. Mr. Afdhal resigned as a member of our Board of Directors and as a member of our Compensation Committee effective June 26, 2009. Other than Mr. Bargach, no member of the Compensation Committee had any relationship requiring disclosure under the SEC’s rules relating to disclosure of related party transactions. Please see “Certain Relationships and Related Party Transactions” below. No current executive officer has ever served as a member of the board of directors or compensation committee of any other entity (other than our subsidiaries) that has or has had one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

RELATED PARTY TRANSACTION APPROVAL POLICY

Our Board of Directors has adopted a written policy relating to the approval of transactions with related persons. For purposes of this policy, a related person transaction is one in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Pursuant to the policy, all related party transactions must be reviewed and approved by the Audit Committee of our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

A majority of DLS’ revenues are currently received pursuant to a strategic agreement with Pan American Energy, LLC, or Pan American Energy, which is a joint venture owned 60% by British Petroleum and 40% by Bridas Corporation. Alejandro P. Bulgheroni and Carlos A. Bulgheroni, a current and former member of our Board of Directors, respectively, may be deemed to indirectly beneficially own all of the outstanding capital stock of Bridas Corporation and are members of the Management Committee of Pan American Energy, and, as a result, have a material interest in the transactions contemplated by the strategic agreement between DLS and Pan American Energy. During 2009, DLS received approximately $179.9 million in revenues from services performed for Pan American Energy.

During 2009, we provided certain oilfield services to Beusa Energy, Inc., in an aggregate amount of approximately $3.3 million. Alejandro P. Bulgheroni, one of our directors, serves as Chairman of Beusa Energy, Inc.

Lime Rock Partners III, L.P., an affiliated fund of Lime Rock Partners V, L.P., owns a majority stake in the parent company of GES Global Energy Services, Inc., or GES Global Energy, a Houston based global supplier of drilling rigs and rig components. In 2008, we ordered two drilling rigs from GES Global Energy for an aggregate value of approximately $30.7 million. We have made payments totaling approximately $23.1 million on these rigs. No interest is due or payable on this transaction. We expect to take delivery of these rigs during 2010 and will pay the remaining balance of approximately $7.6 million at that time. Saad Bargach and John Reynolds are each a Managing Director of Lime Rock Management LP, the manager for Lime Rock Partners III, L.P. and Lime Rock Partners V, L.P. Messrs. Bargach and Reynolds are also members of our Board of Directors. As of April 20, 2010, Lime Rock Partners V, L.P. held 19,889,044 shares of Common Stock, representing approximately 27.5% of our issued and outstanding shares. In addition, Lime Rock Partners V, L.P. owns 36,393 shares of Preferred Stock which are convertible into 14,202,146 shares of Common Stock. Through its ownership of Common Stock and Preferred Stock, Lime Rock Partners V, L.P. controls, in the aggregate, 35% of our stockholders’ voting power.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, certain officers, and beneficial owners of 10% or more of any class of our stock (“Reporting Persons”) are required from time to time to file with the SEC and the New York Stock Exchange reports of ownership and changes of ownership. Reporting Persons are required to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of forms and written representations received from Reporting Persons by with respect to the fiscal year ended December 31, 2009, we believe that all filing requirements applicable to our officers, directors and greater than 10% stockholders have been met, except for a late Form 4 filing by Theodore F. Pound, Terrence P. Keane, Victor M. Perez and Bruce Sauers in connection with the grant of stock options in March 2009, a late Form 3 by Giovanni Dell’ Orto in connection with becoming a director in June 2009 and a late Form 4 by Theodore F. Pound and Victor M. Perez in connection with the forfeiture of stock to satisfy tax obligations in July 2009.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all employees and directors of the Company and each of its subsidiaries, including our principal executive officer, principal financial officer, principal accounting officer and controller, and persons performing similar functions. The purpose of the Code of Business Conduct and Ethics is: (i) to deter wrongdoing; (ii) to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (iii) to promote full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with the SEC or otherwise communicate to the public; (iv) to promote compliance with applicable governmental laws, rules and regulations; (v) to promote prompt internal reporting of violations of the code to an appropriate person; and (vi) to promote accountability for adherence to the code.

The Code of Business Conduct and Ethics is available on our website at www.alchenergy.com. We will provide a copy of the Code of Business Conduct and Ethics free of charge to any stockholder who requests it by contacting our Corporate Secretary at our executive office.

Stockholder Proposals

Any stockholder who wishes to submit a proposal to be included in our proxy statement and form of proxy relating to the 2011 annual stockholders meeting must submit the proposal to us no later than February 1, 2011. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, then the deadline for inclusion of a stockholder proposal in our proxy statement is instead a reasonable time before we begin to print and mail proxy materials. The proposal must comply with the requirements of Exchange Act Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Any such proposals should be timely sent to our Secretary at 5075 Westheimer, Suite 890, Houston, Texas 77056.

Availability of Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2009, including audited financial statements, is enclosed with this proxy statement but does not constitute a part of the proxy soliciting material. Allis-Chalmers Energy Inc. will furnish a copy of its Annual Report for the year ended December 31, 2009, without exhibits, free of charge to each person who forwards a written request to Investor Relations, Allis-Chalmers Energy Inc., 5075 Westheimer, Suite 890, Houston, Texas 77056.

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ALLIS-CHALMERS ENERGY INC.
5075 Westheimer, Suite 890
Houston, Texas 77056
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 17, 2010.
     The undersigned hereby appoints Victor M. Perez and Theodore F. Pound III, and each of them, either one of whom may act without joinder of the other, as proxies, with full power of substitution and revocation to represent the undersigned and to vote all shares of Allis-Chalmers Energy Inc. which the undersigned is entitled to vote at the annual meeting of stockholders to be held at Allis-Chalmers Energy Inc., 5075 Westheimer, Suite 890, Houston, Texas 77056 on June 17, 2010 at 9:00 a.m., and at any adjourment or postponement thereof.
     In their discretion, the proxies are entitled to vote in the manner shown on this form as to the following matters and in their discretion on any other business or matters as may properly come before the meeting or any adjourment or postponement thereof.
(Continued and to be Signed on the Reverse Side)

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ANNUAL MEETING OF STOCKHOLDERS OF
ALLIS-CHALMERS ENERGY INC.
June 17, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=15258
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
									☒
							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	To ratify the appointment of UHY LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

		NOMINEES:
☐	FOR ALL NOMINEES	¡	Saad Bargach
		¡	Alejandro P. Bulgheroni		3.	To transact any other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡ ¡ ¡ ¡ ¡	Giovanni Dell’Orto Victor F. Germack James M. Hennessy Munawar H. Hidayatallah Robert E. Nederlander John T. Reynolds Zane Tankel
☐	FOR ALL EXCEPT (See instructions below)
These items of business are more fully described in the proxy statement. The record date for the Annual Meeting is April 20, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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